  As filed with the Securities and Exchange Commission on March 23, 2000

                                               Registration No. 333 -32464
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               ---------------
                            PSW Technologies, Inc.
            (Exact name of registrant as specified in its charter)

                               ---------------
        Delaware                                            74-2796054
     (State or other                                     (I.R.S. Employer
     jurisdiction of                                  Identification Number)
    incorporation or
      organization)

                            PSW Technologies, Inc.
                           6300 Bridgepoint Parkway
                             Building 3, Suite 200
                              Austin, Texas 78730
                                (512) 343-6666
  (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

                               ---------------
                                Timothy D. Webb
                     President and Chief Executive Officer
                            PSW Technologies, Inc.
                           6300 Bridgepoint Parkway
                             Building 3, Suite 200
                              Austin, Texas 78730
                                (512) 343-6666
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
       CARMELO M. GORDIAN, P.C.                    JOSEPH A. HALL
           THOMAS R. NELSON                     Davis Polk & Wardwell
    Brobeck, Phleger & Harrison LLP             450 Lexington Avenue
    301 Congress Avenue, Suite 1200           New York, New York 10017
          Austin, Texas 78701                      (212) 450-4000
            (512) 477-5495                    Facsimile: (212) 450-4800
       Facsimile: (512) 477-5813
                               ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]

  If this Form is filed to register additional securities for an offering pur-suant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier ef-fective registration statement for the same offering. [_]________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]________

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) un-der the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]________


                               ---------------
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell securities, and we are not soliciting offers to buy securities, +
+in any state where the offer or sale is not permitted.                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

Subject to Completion, Dated March 23, 2000

Prospectus

2,500,000 Shares

[PSW TECHNOLOGIES LOGO]

Common Stock

We are offering 1,250,000 shares of our common stock and the selling stockholders are selling an additional 1,250,000 shares.

Our common stock is traded on the Nasdaq National Market under the symbol "PSWT." The last reported sale price of our common stock on the Nasdaq National Market on March 22, 2000 was $38 1/8 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                                               Proceeds to
           Price to   Underwriting Proceeds to Selling
           Public     Discount     PSW         Stockholders
-----------------------------------------------------------
Per Share  $            $           $            $
-----------------------------------------------------------
Total      $            $           $            $
-----------------------------------------------------------

We and some of the selling stockholders have granted the underwriters the right to purchase up to an additional 375,000 shares of common stock to cover over-allotments.

J.P. Morgan & Co.
        Donaldson, Lufkin & Jenrette
                SG Cowen
                                                    Adams, Harkness & Hill, Inc.

    , 2000.

                                      Art

The outside front gate references that PSW is changing its name to Concero. In the center of the page is a white circle with the Concero logo and to the right of the logo is the Concero name and the phrase "Bring on the Future". Under the name is an explanation of the Concero name as follows:

 The name Concero comes from Latin and means "connect, join, bring together". We have chosen a name that reflects the principles and practices behind our business. We are an e-business consulting firm that connects customers, partners, and technologies to the broadband economy.

 At Concero, we are committed to transforming business through the creative application of new technologies.

The inside front cover contains a gatefold with the Concero name enclosed in a dark circle with lines projecting from the circle through three sections labeled services, alliances and customers. The services section contains the following terms encapsulated in dark circles: eStrategy, eSolutions, ePerformance and eTV and Broadband. The alliances section contains a white arc with names and logos of three companies Mercury Interactive, Scientific-Atlanta and Vignette. The customers section contains a white arc with the names and logos of five companies: Vignette, Tivoli, togglethis, Concur Technologies and commerce.TV.

The inside back cover has the Concero name enclosed in a dark circle with lines projecting from the circle through a section labeled E-Business Services which contains a white arc with the following terms encapsulated in dark circles: eStrategy, eSolutions, ePerformance and eTV and Broadband.

Projecting from the eStrategy circle is the following text:

 Our eStrategy service offers clients the ability to understand the business possibilities offered by emerging digital technologies and the opportunities they create. In collaboration with our clients, we employ a structured process called Digital Rethink(TM) that helps clients understand how to harness the power of new technologies. The resulting joint development is an e-business strategy that translates the client's business objectives into reality.

Projecting from the e-Solutions circle is the following text:

 Our eSolutions practice applies emerging Internet and broadband technologies to develop next-generation e-businesses. We deliver to clients a combination of information sources, existing systems and business applications that we call digital backbones. Recent examples of our client solutions include business-to-business exchanges, vertical industry portals and personalized business intelligence solutions. To help our clients prosper in the broadband economy, we develop a pre-integrated set of application frameworks with partners like Vignette. These alliance frameworks enable our clients to accelerate their e-business time-to-market.

Projecting from the ePerformance circle is the following text:

 Our ePerformance practice is designed for companies that strive to build a high-quality Internet experience. We provide a complete solution that enables companies to proactively anticipate and plan for e-business growth. We partner with leading application providers, such as Mercury Interactive, to provide clients performance solutions which create the foundation for a scalable, agile and rapidly evolving digital business.

Projecting from the eTV and Broadband circle is the following text:

 Through our eTV and broadband practice, we help clients leverage video, data and voice to create and extend e-commerce opportunities. Our strong relationship with Scientific-Atlanta has positioned us to gain leadership in the broadband economy.

                               Table of Contents

                                         Page
Prospectus Summary......................    3
Summary Financial Information...........    6
Risk Factors............................    7
Forward-Looking Statements..............   13
Use of Proceeds.........................   14
Dividend Policy.........................   14
Price Range of Common Stock.............   14
Capitalization..........................   15
Selected Financial Data.................   16
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations.............................   17

                                                                       Page
Business..............................................................   22
Management............................................................   31
Principal and Selling Stockholders....................................   34
Description of Capital Stock..........................................   36
Underwriting..........................................................   38
Legal Matters.........................................................   40
Experts...............................................................   40
Where You Can Find More Information...................................   40
Index to Financial Statements.........................................  F-1

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any information different from that contained in or incorporated by reference in this prospectus. This prospectus is not an offer to sell the common stock and it is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                               Prospectus Summary

You should read this summary together with the more detailed information and our financial statements and notes appearing elsewhere or incorporated by reference in this prospectus. Except as otherwise specified, the information in this prospectus assumes that the underwriters do not exercise the option we have granted them to purchase additional shares of this offering.

Our Business

We are an e-business services firm that offers strategic consulting skills with deep technology and integration expertise. This combination enables us to utilize existing and new technologies to provide reliable, flexible and scalable e-business solutions. Our alliances with leading Internet and interactive television technology providers allow us to gain a thorough understanding of their products and perspective on other products as well as next-generation technologies. Using our technology insight and skills, we assist our clients to define, design, develop and deploy e-business solutions that enhance their competitive position.

In 1999, our new management team began executing a strategy of providing high value-added e-business services and emphasizing relationships with leading technology providers aligned with our e-business focus. We have four national practices:

 .  eStrategy. We help clients create e-business strategies;

 . eSolutions. We design, develop and deploy next-generation e-business solutions;

 . ePerformance. We address the reliability, scalability and manageability required for e-business solutions; and

 .eTV and Broadband. We deliver interactive television and broadband solutions,
               extending the reach of e-business to   mass audiences.

We form strategic alliances with leading technology providers such as Vignette, Mercury Interactive and Scientific-Atlanta. We believe the nature of these alliances enables us to help develop "ecosystems" centered around a leading technology provider in which we serve as a catalyst for the widespread adoption of the provider's products. We call these ecosystems "exponential networks" or "exponets" for short. Exponets allow us to enter new markets, gain early access to emerging technologies, jointly market products and services and gain enhanced access to vendor training and support. For example, during the fourth quarter of 1999, we became a Vignette Consulting Alliance Partner, and now are engaged by a number of businesses using Vignette's software as part of their e-business solution. Additionally, in conjunction with Vignette's Professional Services group, we launched a joint e-performance service offering at Vignette's international sales meeting.

Our clients include both Fortune 1000 and early stage companies with business strategies designed and built around the Internet, including 3M, Commerce.TV, Concur Technologies, Dell, good2cu.com, IBM, living.com, Scientific-Atlanta and Vignette.

We are changing our name to Concero and launching a national branding campaign. We have engaged a national branding agency and a public relations firm to assist with the launch of our campaign and other on-going awareness activities. We believe that our name change and related advertising and promotional activities will enable us to communicate our capabilities as a national e-business solutions provider to prospective clients and employees.

Industry Background

The market for e-business services is characterized by significant e-business growth and demand for increasingly advanced solutions. The demand for e-business services is expected to continue growing significantly as the number of Internet users and enterprises conducting business over the Internet increases, new technologies emerge and new business models are adopted. International Data Corporation estimates that total spending by U.S. companies for Internet consulting, application development and testing and network and systems migration will expand from $3.6 billion in 1998 to $29.9 billion in 2003, representing a 53% compound annual growth rate.

Many companies now realize that the Internet is transforming how many businesses operate and that a new Web-centric business model, now commonly referred to as e-business, is emerging. E-business combines the reach of the Internet with emerging and existing technologies to enable companies to strengthen relationships with customers and business partners, create new revenue opportunities, improve operating efficiencies and enhance communication. Companies now seek to hire e-business services firms that can combine strategic thinking, consulting skills and technology expertise to rapidly develop innovative business models and provide solutions that require deeper integration of existing applications. These skills have become increasingly important to companies and a key differentiating factor between services firms.

We believe the next generation of e-business will offer dynamic and interactive content that integrates data, video and audio. Similarly, we believe that computing will be pervasive as business is transacted across multiple communication platforms, including television sets, personal computers and mobile devices. As a result, we believe that companies will need firms that can develop innovative strategies, design systems that can handle higher volumes of transactions and traffic, and integrate new technologies across these many platforms. Additionally, with the proliferation of new technology, companies will require guidance to select and integrate appropriate technologies.

PSW Solution

We provide our clients with e-business solutions that are reliable, flexible and scalable and that make innovative use of existing and emerging technologies. We provide solutions that integrate:

 . Extensive Technology Expertise. We are technologists with a deep understanding of software development and integration. Our technical expertise enables us to provide solutions that integrate application architectures, interactive applications, content services and communication platforms.

 . Innovative and Forward Thinking. We help companies understand the business opportunities offered by adopting an e-business strategy. Using our technology expertise, we typically work with companies to develop a sustainable strategy and customized solution that will facilitate their transition to, and continuing evolution as, an e-business. We develop e-business solutions that incorporate today's leading interactive applications and other technologies as well as enable companies to take advantage of next-generation technologies.

 . Rapid and Reliable Execution. Utilizing the PSW Approach and our deep technology expertise, we deliver e-business solutions in rapid timeframes. The PSW Approach provides an iterative framework for helping a client quickly define its strategy and design, develop and deploy an e-business solution. Our thorough understanding of our alliance partners' technologies enables us to customize and integrate their products quickly and reduces the overall time needed to deploy an e-business solution.

Our Strategy

Our goal is to be a leading e-business solutions provider. To achieve this goal, we are pursuing the following strategies:

 .  attract new clients and expand existing client relationships;

 .  expand technology expertise;

 .  develop exponets;

 .  enhance brand awareness;

 .  hire and retain qualified professionals; and

 .  grow through acquisitions.

Our principal executive offices are located at 6300 Bridgepoint Parkway, Building 3, Suite 200, Austin, Texas 78730. Our telephone number is (512) 343-6666.

                                  The Offering

The following information regarding shares outstanding is as of December 31, 1999.

Common stock offered by PSW........  1,250,000 shares

Common stock offered by the
 selling stockholders..............  1,250,000 shares

Common stock outstanding after the
 offering..........................  10,916,535 shares

Use of proceeds....................  We intend to use the net proceeds from the offering to make acquisitions and
                                     strategic investments and for general
                                     corporate purposes.

Nasdaq National Market symbol......  "PSWT"

The outstanding share information set forth above excludes:

 . 2,544,231 shares outstanding under our 1996 stock option plan with an average exercise price of $4.34 per share, of which 614,750 shares are currently exercisable with an average exercise price of $3.20 per share; and

 . 333,271 shares issuable upon exercise of outstanding warrants, with a weighted average exercise price of $0.04 per share.

                         Summary Financial Information

The following table contains our summary financial data which should be read together with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The "As Adjusted" column in the second table below reflects the issuance of 1,250,000 shares of common stock in this offering.

                                                   ---------------------------
                                                 Year Ended December 31,
                                                      1997       1998     1999
                                                   -------    -------  -------
In thousands, except per share data
Statements of Operations Data:
Revenue........................................... $44,118    $39,101  $45,823
Operating expenses:
  Technical staff.................................  22,479     23,440   25,377
  Selling and administrative staff................   8,405     10,121    9,034
  Other expenses..................................   7,979      8,933    9,504
  Special compensation expense....................     268         75       16
    Total operating expenses......................  39,131     42,569   43,931
Income (loss) from operations.....................   4,987     (3,468)   1,892
Interest income (expense), net....................     431        946    1,018
Income (loss) before provision for income taxes...   5,418     (2,522)   2,910
Provision (benefit) for income taxes..............   1,900     (1,060)   1,130
Net income (loss).................................   3,518(1)  (1,462)   1,780
Diluted earnings (loss) per share................. $  0.41    $ (0.16) $  0.17
Shares used in diluted earnings (loss) per share
 calculation......................................   8,517      9,113   10,501

                                                    --------------------------
                                                   As of December 31, 1999
                                                       Actual     As Adjusted
                                                    ----------- --------------
In thousands
Balance Sheet Data:
Working capital.................................... $    29,260     $    73,627
Total assets.......................................      37,816          82,183
Total stockholders' equity.........................      33,422          77,789

(1)Net income for 1997 is presented on a pro forma basis as if we had been subject to federal and state income taxes.

                                  Risk Factors

Before you invest in our common stock, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all the other information included or incorporated by reference in this prospectus, before you decide whether to purchase shares of our common stock.

Risks that Relate to Our Business Strategy

We are subject to a number of risks related to our business strategy. We describe some of these risks below. If any of these risks materializes, our business, financial condition and results of operations could be harmed, and our stock price could fall.

We have refocused our business strategy. This may not be successful.

In August 1998 we began building a new management team. The new management team has refocused our business strategy. This strategy is described in the "Business" section of this prospectus. Some of the changes to our business strategy include:

 . expansion into new and largely untested business areas such as eTV and broadband services;

 .  realignment of our internal corporate structure on a geographic basis; and

 . a shift in focus of our client base from technology vendors to technology users, and a shift from longer-term development and maintenance arrangements to specific, shorter-term e-business project engagements.

Our shift from ongoing development and maintenance engagements to strategic engagements has favorably affected our average billing rates but negatively affected our technical staff utilization rates. If we are unable to offset decreases in our utilization rates through increases in our billing rates, our profitability will be harmed. Adverse economic conditions, a lack of consumer acceptance of eTV, broadband and other advanced technologies, increased competition and other factors could hurt both our utilization rates and our billing rates. As a result, it is too early to know whether the refocusing of our business strategy will help us achieve long-term success. Companies that implement major changes in their business strategy can face more challenging risks and unexpected difficulties. These risks and difficulties apply particularly to us because the market for our Internet and e-business consulting services is new and rapidly evolving.

The success of our business strategy depends on our ability to identify emerging technologies that will gain wide acceptance in future markets.

Our business strategy requires us to:

 .  identify promising technologies at an early stage in their development;

 .  accurately assess their long-term viability; and

 .  rapidly gain expertise in these technologies.

Our business may suffer if we invest time and resources in technologies that ultimately do not reach widespread use or commercial success. Even if we identify the best technologies, their widespread use and deployment may not occur within a time span that is compatible with our business plans and revenue expectations.

In particular, some of the technologies that we are focusing on heavily, such as eTV and broadband, may not achieve business or consumer acceptance in the near term, or at all. For example, companies promoting eTV and broadband services may find that consumers are reluctant to use them, for reasons of cost or complexity. As a result, we may use substantial resources developing expertise in areas that will not yield substantial revenues or profits for us in the next few years.

Our business strategy depends on our ability to create and maintain strategic alliances with other e-business and technology companies. These alliances may shift or terminate suddenly.

We currently maintain strategic alliances with other companies that help us to gain access to new technology and business opportunities. This is one of the principles of our exponet strategy. Like many in our industry, we sometimes refer to these companies as our "partners", but they are not partners in a legal sense. In particular, these companies are under no binding obligation to remain in relationships with us or to continue to cooperate with us, and these relationships are generally not exclusive.

Any of our alliance partners may choose to end the alliance, alter the terms of the alliance in a way that harms our business or increase the level of business they conduct with our competitors. Similarly, if one of our alliance partners undergoes a management or ownership change, we could lose access to critical technology and business opportunities. In addition to a decrease in revenue, the publicity that could accompany these kinds of changes could have a damaging effect on our stock price.

Moreover, our brand may be closely associated with the business success or failure of some of our high-profile alliance partners, many of whom are pursuing unproven business models in competitive markets. As a result, the failure or other difficulties of these companies may damage our brand and hurt our business opportunities.

Some of our clients are emerging companies that have little or no operating history and may lack the resources to pay our fees.

Because we focus on emerging technologies, we derive some of our revenues from small companies, particularly start-up companies that have limited operating histories and resources to pay our fees. Our business model contemplates increasing the amount of business we do with these companies. These companies often have little or no earnings or cash flow and are generally considered to have a greater risk of failing than more established businesses. As a result, these clients may not be able to pay for our services in a timely manner, or at all. These effects would lead to an extension of our collection period, which would harm our liquidity, and an increase in our bad debt expense, which would harm our profitability.

We may make investments in clients or potential clients that are emerging companies. These investments are risky, we have limited experience in making these investments and we could lose all of our investment.

Although not a key part of our strategy, we may make strategic investments in small, emerging clients or potential clients, either in cash or in kind. We may also agree to take some or all of our fees in the form of equity securities issued by these clients as part of our engagement. Investments in such emerging companies are extremely risky and some or all of our investment could be lost. We have limited experience in these investments or in managing these arrangements.

Potential acquisitions could be difficult to integrate, disrupt our business, dilute stockholder value and hurt our operating results.

As part of our growth strategy, we intend to pursue acquisitions of businesses and technologies that are complementary to our core businesses. Our ability to grow through acquisitions will depend on the availability of attractive acquisition candidates, our ability to successfully compete for these acquisition candidates and the availability of capital to finance these acquisitions.

The benefits of an acquisition often may take considerable time to develop, and the acquisition may never produce the intended benefits. Factors that could cause an acquisition to be unsuccessful include:

 . the loss of employees or clients of the acquired business, and thus a loss of one of the key rationales for making the acquisition;

 . our failure to appreciate the dynamics of markets in which we have limited or no prior experience;

 .  the diversion of management's attention from our core businesses;

 . any difficulties we experience in assimilating the operations of an acquired business or in realizing projected efficiencies, cost savings and revenue synergies;

 .  our failure to assess or discover liabilities;

 . the dilution of our stockholders' equity and earnings per share, particularly if we finance the acquisitions with equity; and

 . an increase in our debt and contingent liabilities, which in turn could restrict our ability to access additional capital when needed or to pursue other important elements of our business plan.

If we fail to manage our growth, our resources may be strained and our ability to implement our business strategy will be harmed.

Our growth could place significant demands on our management and other resources. In order to manage our growth effectively, we must continue to develop and improve our operational, financial and other internal systems, as well as our business development capabilities, and we must continue to attract, train, retain, motivate and manage our employees. We may not succeed in these efforts.

Risks that Relate to Our Business

We are subject to a number of risks that are particular to our business and that may or may not affect our competitors. We describe some of these below. If any of these risks materializes, our business, financial condition and results of operations could be harmed, and our stock price could fall.

Our key employees are critical to our continued success. The loss of any of these employees could impair our ability to execute our strategy or grow our business.

Our future success will depend in part upon the continued services of a number of key management and technical employees. The loss of any of our key personnel could hurt our ability to execute our strategy and grow our business. We do not maintain key-person life insurance on any of our employees. In addition, if one or more of our key employees resigns to join a competitor or to form a competing business, we could lose existing or potential clients. In the event we lose any of these employees, we may not be able to prevent the disclosure or use of our proprietary technical knowledge, practices and procedures.

We need to recruit, train and retain qualified employees to successfully grow our business.

Our success depends on our ability to recruit, train, retain, motivate and manage highly skilled employees. Qualified project managers, software architects and senior technical and professional staff with the skills we need are in great demand worldwide and are likely to remain a limited resource for the foreseeable future. We may not be able to hire a sufficient number of highly skilled employees. In addition, the highly competitive labor market may require us to raise salaries faster than we have in the past, and faster than we raise our billing rates.

We have experienced a high rate of attrition in the past, particularly around the time of our management change. If we continue to experience high rates of attrition, it will be even more difficult to execute our growth strategy.

We may also be unsuccessful in training, retaining and motivating our employees. If our employees do not achieve the required levels of performance, our ability to manage and staff existing projects and to obtain new projects might suffer.

We are changing our name.

We are changing our name to Concero Incorporated. Although we have filed a trademark application for this name, we may be unable to protect our name or prevent others from using our name. Our planned advertisement of the change and promotion of our new brand may fail to reach important segments of our potential customer base, and our marketing campaign may yield little results.

We may not be able to protect our intellectual property and proprietary rights.

Our proprietary intellectual property consists of the business processes and software that we develop to assist clients. Our efforts to protect our proprietary rights may not be adequate to deter theft or misuse of our intellectual property. We may not be able to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. If third parties infringe, misappropriate or copy our trade secrets, proprietary processes, copyrights, trademarks or other proprietary information, we could lose important competitive advantages.

We could be subject to claims that we infringe the intellectual property rights of others.

There has been a marked increase in patent and intellectual property litigation in recent months, particularly involving competitors in the technology sector. Although we are not aware that any of our activities infringe the patent or other intellectual property rights of others, we have not sought any formal assurances that this is the case. Other parties may assert infringement claims against us or claim that we have violated their intellectual property rights. These claims, even if not true, could result in significant legal and other costs and may distract our management. If we are required to stop using a particular methodology or technology because of an infringement lawsuit, it could become extremely difficult to carry out our business plans.

We depend on a small number of clients for a significant portion of our revenues.

In 1999, we derived 51% of our revenue from our five largest clients. Our largest client in 1999 accounted for 26% of our revenue in that year. The volume of work performed for specific clients is likely to vary from year to year, and a major client in one year may not use our services in another year. The loss or reduction of our revenue due to a decline in services performed for any large client could harm our business.

Our lack of long-term contracts with clients makes our revenues difficult to predict.

Our clients retain us on an engagement-by-engagement basis, rather than under long-term contracts. As a result, the size and number of client engagements are difficult to predict, and vary markedly from quarter to quarter. At the same time, our operating expenses are relatively fixed and cannot be reduced on short notice for unanticipated shortfalls in our revenue. This is because our most significant operating expense is employee salaries.

Moreover, our clients can generally reduce the scope of our services or cancel our engagements without penalty and with little or no notice. If a client postpones, modifies or cancels an engagement or chooses not to retain us for additional phases of a project, we might not be able to redeploy our employees quickly to other engagements.

Some of our client contracts are on a fixed-price basis. If we fail to accurately estimate the resources required for a fixed-price project, our profitability could be harmed.

During 1997, 1998 and 1999, we generated approximately 20%, 16% and 21%, respectively, of our revenue on a fixed-price, fixed-delivery-schedule basis, rather than on a time-and-materials basis. If we fail to accurately estimate the resources required for a fixed-price project or fail to complete our obligations on time, our revenues could be harmed and our expenses could increase. We sometimes must revise project plans after beginning a project because we failed to accurately estimate the resources required.

Risks that Relate to Our Industry

We are subject to a number of risks that are inherent in the technology industry. We describe some of these below. If any of these risks materializes, our business, financial condition and results of operations could be harmed, and our stock price could fall.

Our industry is intensely competitive.

We expect competition to persist and intensify in the future. We cannot be certain that we will be able to compete successfully with existing or new competitors. If we fail to compete successfully, our business would be seriously harmed. Competition can make it more difficult for us to:

 .  attract and retain customers;

 .  expand our sales and marketing activities;

 . create and maintain the strategic relationships that are vital to success in the Internet and e-business marketplace, and thus develop and acquire knowledge of leading-edge technologies; and

 . recruit and maintain the highly skilled technical staff that our business model demands.

We compete against numerous companies that offer Internet services, software engineering, systems integration, or management consulting, as well as the consulting divisions of large accounting firms. Because relatively low barriers to entry characterize the market, we expect other companies to enter our market. Some large information technology firms have announced that they will focus more resources on e-business opportunities.

Many of our current competitors have longer operating histories, larger client bases, larger professional staffs, greater brand recognition and greater financial, technical, marketing and other resources than we do. This may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives. In addition, many of our competitors have well established relationships with our current and potential clients and have extensive knowledge of our industry. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, and they may also be able to devote more resources to the development, promotion and sale of their services than we can. Competitors that offer more standardized or less customized services than we do may have a substantial cost advantage, which could force us to lower our prices, adversely affecting our operating margins.

Current and potential competitors also have established or may establish cooperative relationships among themselves or with third parties to increase their ability to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. In addition, some of our competitors may develop services that are superior to, or have greater market acceptance than, the services that we offer.

Our success depends on the continued growth and acceptance of advanced technologies.

Our future success depends heavily on the further widespread use of the Internet as a means for commerce, and consumer and commercial acceptance of eTV and broadband. Despite the large amount of investor and media attention these technologies have received, they are in early stages of development and it is difficult to predict whether or how they will continue to develop. Development of these technologies could be hindered by a number of factors, such as government regulation, taxation, general economic conditions and lack of consumer acceptance. If these new technologies fail to gain widespread acceptance or grow more slowly than expected, our business opportunities will diminish.

Risks that Relate to Our Stock and this Offering

Our stock price is subject to a number of risks. We describe some of these below. If any of these risks materializes, our stock price could fall.

Our quarterly operating results will vary, which may affect the market price of our common stock in a manner unrelated to our long-term performance.

Our quarterly operating results have varied in the past and we expect that they will continue to vary in the future depending on a number of factors, many of which are outside of our control. Factors that may cause our quarterly operating results to vary include:

 .  the number, size and scope of projects in which we are engaged;

 .  the contractual terms and degree of completion of these projects;

 .  any delays incurred in connection with a project;

 .  our success in earning bonuses or other contingent payments;

 .  our employee hiring and utilization rates;

 .  the adequacy of provisions for losses;

 . the accuracy of our estimates of resources required to complete ongoing projects;

 .  customer budget cycles and spending priorities; and

 .  general economic conditions.

A high percentage of our operating expenses, particularly personnel and rent, are fixed in advance of any particular quarter. As a result, unanticipated variations in the number of our projects, in our progress on projects or in our employee utilization rates may cause significant variations in operating results in any particular quarter. Given the possibility of these quarterly fluctuations, we believe that comparisons of our quarterly results are not necessarily meaningful and that results for one quarter should not be relied upon to predict our future performance.

Nevertheless, any quarterly shortfall in revenue or earnings from expected levels, or other short-term failures to meet the expectations of securities analysts or the market in general, can have an immediate and damaging effect on the market price of our common stock.

Our common stock may experience extreme price and volume fluctuations.

The stock market, from time to time, has experienced extreme price and volume fluctuations. The market prices of the securities of Internet and technology companies have been especially volatile, including fluctuations that often are unrelated to the operating performance of the affected companies. Broad market fluctuations of this type may adversely affect the market price of our common stock.

The market price of our common stock has fluctuated since we became a public company. Our stock price could continue to fluctuate significantly due to a variety of factors, including:

 . public announcements concerning us, our competitors or the technology industry;

 .  fluctuations in our operating results;

 .  introductions of new products or services by us or our competitors;

 .  changes in analysts' revenue or earnings estimates; and

 .  announcements of technological innovations.

In the past, companies that have experienced volatility in the market price of their stock have been the target of securities class action litigation. If we were sued in a securities class action, we could incur substantial costs and suffer from a diversion of our management's attention and resources.

Our management has broad discretion regarding the use of proceeds from this offering.

Our management will have broad discretion in how we use the net proceeds of this offering and could spend the proceeds in ways with which you may not agree. Pending deployment of the funds, the proceeds may be invested in ways that do not yield favorable returns. Please see the "Use of Proceeds" section of this prospectus for more information about how we plan to use our proceeds from this offering.

Future sales of shares of our common stock may negatively affect our stock price.

After this offering, 10,916,535 shares of our common stock will be outstanding. Of our outstanding shares, 5,876,411 will be freely tradable, and a further 5,040,124 can be sold in the public market 90 days after the offering. We have granted registration rights that may require us to register up to 4,396,833 shares of our common stock for a public offering. In addition, we may issue additional common stock at any time 90 days after the offering.

If we or our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. In addition, sales of substantial amounts of our common stock after this offering might make it more difficult for us to sell equity or equity-related securities in the future at a time and place that we deem appropriate.

We have implemented anti-takeover methods that could delay or prevent an acquisition of our company.

Provisions of our certificate of incorporation and our bylaws, as well as Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Please see the "Description of Capital Stock--Delaware Anti-Takeover Law and Certain Charter Provisions" section of this prospectus for a description of these provisions.

                           Forward-Looking Statements

This prospectus contains forward-looking statements, within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate" and "continue" or similar words. These forward-looking statements and other statements made elsewhere in this prospectus are made in reliance on the Private Securities Litigation Reform Act of 1995. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in the sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                                Use of Proceeds

We estimate that our net proceeds from our sale of 1,250,000 shares of common stock will be approximately $44.4 million at an assumed public offering price of $38.125 per share and after deducting estimated offering expenses and estimated underwriting discounts payable by us. If the underwriters exercise their over-allotment option in full, we will receive an additional $6.8 million in net proceeds.

We currently intend to use the net proceeds of this offering to acquire complementary businesses and technologies, to make strategic investments in clients or potential clients, including investments in connection with new engagements, and for general corporate purposes. While we have no current commitments with respect to any material transactions, we evaluate acquisition and investment opportunities from time to time. Our management will have significant flexibility in applying the net proceeds of this offering. Pending these uses, we intend to invest the net proceeds in government securities and other short-term, investment-grade, interest-bearing instruments.

We will not receive any proceeds from the sale of common stock by the selling stockholders. See "Principal and Selling Stockholders."

                                Dividend Policy

Since becoming a public company, we have not paid any dividends on our capital stock and do not intend to pay any cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings to finance future growth of our business.

                          Price Range of Common Stock

Our common stock has been quoted on the Nasdaq National Market under the symbol "PSWT" since June 5, 1997. The following table sets forth, for the fiscal periods indicated, the high and low sale prices per share of our common stock as reported on the Nasdaq National Market.

                                                                  -------------
                                                                    High    Low
                                                                  ------ ------
    Year Ended December 31, 1998:
      First Quarter.............................................. $15.50 $ 6.00
      Second Quarter.............................................   9.63   5.50
      Third Quarter..............................................   7.38   1.94
      Fourth Quarter.............................................   4.50   1.88
    Year Ended December 31, 1999:
      First Quarter.............................................. $ 4.75 $ 2.50
      Second Quarter.............................................   4.25   2.63
      Third Quarter..............................................   6.50   3.56
      Fourth Quarter.............................................  25.25   4.50
    Year Ending December 31, 2000:
      First Quarter (through March 22, 2000)..................... $54.50 $16.50

On March 22, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $38.13 per share.

When we change our name to Concero, we plan to change our Nasdaq stock symbol to "CERO."

                                 Capitalization

The following table sets forth our capitalization as of December 31, 1999 on an actual basis and as adjusted to reflect our estimated proceeds from this offering, at an assumed public offering price of $38.125 per share, after deducting underwriting discounts and commissions and estimated offering expenses. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto appearing elsewhere in this prospectus.

                                                   ----------------------------
                                                    As of December 31, 1999
                                                        Actual    As Adjusted
                                                   -----------   --------------
    In thousands, except share data
    Stockholders' equity:
    Preferred stock, $0.01 par value, 1,000,000
     shares authorized; none outstanding actual
     and as adjusted.............................. $        --    $        --
    Common stock, $0.01 par value, 34,000,000
     shares authorized; 9,666,535 shares issued
     and outstanding; and 10,916,535 shares issued
     and outstanding as adjusted..................           97            109
    Paid-in capital...............................       30,491         74,846
    Accumulated and other comprehensive income....          (39)           (39)
    Retained earnings.............................        2,873          2,873
                                                   ------------  --------------
      Total stockholders' equity..................       33,422         77,789
                                                   ------------  --------------
      Total capitalization........................ $     33,422   $     77,789
                                                   ============  ==============

The outstanding share information set forth above excludes:

 . 2,544,231 shares outstanding under our 1996 stock option plan with an average exercise price of $4.34 per share, of which 614,750 shares are currently exercisable with an average exercise price of $3.20 per share; and

 . 333,271 shares issuable upon exercise of outstanding warrants, with a weighted average exercise price of $0.04 per share.

                            Selected Financial Data

We commenced operations as a corporation effective October 1, 1996. Prior to that date, we conducted our business and operations as the software division of Pencom Systems Incorporated. The selected financial data presented below have been derived from our audited financial statements and those of our predecessor and include the portion of a software contract that had previously been allocated to Pencom. The statements of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from our financial statements that appear herein. The statements of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from our audited financial statements that do not appear herein. The information presented below does not necessarily reflect what our financial condition and results of operations would have been had we operated as a separate, stand-alone company for the periods presented prior to October 1, 1996, nor is it necessarily indicative of future results. The following should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto appearing elsewhere in this prospectus.

                                     ------------------------------------------
                                             Year Ended December 31,
                                     ------------------------------------------
                                        1995     1996     1997    1998     1999
                                     -------  -------  ------- -------  -------
In thousands, except per share data
Statements of Operations Data:
Revenue............................. $21,147  $31,274  $44,118 $39,101  $45,823
Operating expenses:
  Technical staff...................  11,193   16,444   22,479  23,440   25,377
  Selling and administrative staff..   3,755    5,622    8,405  10,121    9,034
  Other expenses....................   3,976    5,684    7,979   8,933    9,504
  Special compensation expense......     --     2,193      268      75       16
                                     -------  -------  ------- -------  -------
    Total operating expenses........  18,924   29,943   39,131  42,569   43,931
                                     -------  -------  ------- -------  -------
Income (loss) from operations.......   2,223    1,331    4,987  (3,468)   1,892
Interest income (expense), net......     (84)    (170)     431     946    1,018
                                     -------  -------  ------- -------  -------
Income (loss) before provision
 (benefit) for income taxes.........   2,139    1,161    5,418  (2,522)   2,910
                                     -------  -------  ------- -------  -------
Provision (benefit) for income
 taxes:
  Nonrecurring charge for
   termination of Subchapter S
   election.........................     --       --     1,200     --       --
C corporation taxes.................     --       --     1,000  (1,060)   1,130
                                     -------  -------  ------- -------  -------
Net income (loss)................... $ 2,139  $ 1,161  $ 3,218 $(1,462) $ 1,780
                                     =======  =======  ======= =======  =======
Diluted earnings (loss) per share...                           $ (0.16) $  0.17
                                                               =======  =======
Unaudited pro forma information:
Historical income before provision
 for income taxes................... $ 2,139  $ 1,161  $ 5,418
  Pro forma provision for income
   taxes............................     813      441    1,900
                                     -------  -------  -------
Pro forma net income................ $ 1,326  $   720  $ 3,518
                                     =======  =======  =======
  Pro forma diluted earnings per
   share............................ $  0.20  $  0.11  $  0.41
                                     =======  =======  =======
Shares used in diluted earnings
 (loss) per share calculation.......   6,635    6,689    8,517   9,113   10,501
                                     ------------------------------------------
                                                  December 31,
                                     ------------------------------------------
                                        1995     1996     1997    1998     1999
                                     -------  -------  ------- -------  -------
In thousands
Balance Sheet Data:
Working capital..................... $ 2,756  $ 1,648  $28,074 $27,379  $29,260
Total assets........................   4,982   11,943   35,420  33,351   37,816
Total stockholders' equity..........   3,684    3,444   31,859  31,068   33,422

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

We are an e-business services firm that offers strategic consulting skills with deep technology and integration expertise. This combination enables us to utilize existing and new technologies to provide reliable, flexible and scalable e-business solutions. Our alliances with leading Internet and interactive television technology providers allow us to gain a thorough understanding of their products and perspective on other products as well as next-generation technologies. Using our technology insight and skills, we assist our clients to define, design, develop and deploy e-business solutions that enhance their competitive positions.

In late 1998, we hired our current chief executive officer and began building our current management team. In 1999, this team redefined our focus from providing primarily software development services to providing primarily e-business solutions. We also began to develop alliance relationships with leading providers of e-business technologies. We believe this allows us to leverage our strengths and experience, in addition to expertise developed providing services to our alliance partners, to offer our clients high value strategic e-business solutions. We have restructured our line operations geographically into three areas: East, Central and West. We intend to broaden our management team in 2000 to further drive our service offerings aggressively throughout the United States. Each area is supported by our national eStrategy, eSolutions, ePerformance and eTV and Broadband practices to ensure that our service offerings incorporate the newest technologies and to facilitate knowledge capture and transfer throughout the company. See "Business" for a more comprehensive discussion.

Given our shift in strategy, our results of operations prior to 1999 do not necessarily reflect our current business. The shift resulted in an improvement in our average hourly bill rate from the fourth quarter of 1998 to the fourth quarter of 1999. As we focus on strategic engagements, our technical staff should be able to command higher billing rates than they could have when providing software development services. However, our utilization rates trended lower in 1999 from historical levels primarily because of the higher technical staff hours devoted to training and to selling e-business solutions. In the future, the shorter time frames of these engagements mean that our technical staff may spend more time focusing on marketing and training activities between projects. Nonetheless, overall revenue per billable headcount improved from the fourth quarter of 1998 to the fourth quarter of 1999. Although the net effect for us in 1999 was positive, we cannot be sure that this will continue in future periods.

We are changing our name to Concero and launching a national branding campaign. We have engaged a national branding agency and a public relations firm to assist with the launch of our branding campaign and other on-going awareness activities. We believe that our name change and related advertising and promotional activities will enable us to communicate our capabilities as an e-business solutions provider to prospective clients and employees. Moreover, we intend to pursue acquisitions that provide access to complementary skills or additional talented professionals, allow us to expand our geographic presence or increase our client base.

Revenue

We derive our revenues from fees for services that are generated on an engagement-by-engagement basis. In 1999, we derived approximately 79% of revenues from time and materials contracts. We recognize revenues generated under time and materials contracts as the services are provided. For fixed price contracts, which accounted for the balance of our 1999 revenues, we recognize revenues using the percentage-of-completion method. Using this method, we recognize revenue proportionate to the percentage of units of labor incurred to the date of measurement relative to the estimated total units of labor for completion. Revenues exclude expenses reimbursed by clients. Software licensing fees do not constitute a material portion of our revenue base.

Our largest client, IBM, accounted for 35% and 26% of revenue in 1998 and 1999, respectively. Our work for IBM decreased to 20% of revenue in the fourth quarter of 1999 and is expected to decline further in 2000. The IBM revenue is with three different IBM organizations, IBM, Tivoli and Lotus.

Expenses

Our technical staff expenses consist of the cost of salaries, payroll taxes, health insurance and workers' compensation for technical staff personnel assigned to client engagements and unassigned technical staff personnel, and fees paid to any subcontractors for work performed in connection with a client engagement. We expect that our technical staff expenses will increase over time due to increased hiring, inflation and wage increases resulting from the highly competitive labor market.

Selling and administrative staff expenses consist of the cost of salaries, payroll taxes, health insurance and workers' compensation for selling, marketing and administrative personnel, and all commissions and bonuses whether paid to technical or administrative staff. We expect selling and administrative staff expenses to increase in absolute dollars as our business increases to support the growth in our revenues and technical staff.

Other expenses consist of all non-staff related costs, such as occupancy costs, travel, business insurance, business development, recruiting, training and depreciation. We expect other expenses to increase in absolute dollars as we increase our recruiting efforts, open new offices, continue branding initiatives, and incur additional costs related to the growth of our business.

Results of Operations

The following table sets forth the percentage of revenue of certain items included in our statements of income for the periods indicated:

                                                              -----------------
                                                                Year ended
                                                               December 31,
                                                              -----------------
                                                              1997  1998   1999
                                                              ----  ----   ----
Revenue......................................................  100%  100%   100%
Operating expenses:
 Technical staff.............................................   51    60     55
 Selling and administrative staff............................   19    26     20
 Other expenses..............................................   18    23     21
 Special compensation expense................................    1   --     --
                                                              ----  ----   ----
  Total operating expenses...................................   89   109     96
                                                              ----  ----   ----
Income (loss) from operations................................   11    (9)     4
Interest income (expense), net...............................    1     2      2
Provision (benefit) for income taxes.........................    4    (3)     2
                                                              ----  ----   ----
Net income (loss)............................................    8%   (4)%    4%
                                                              ====  ====   ====

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

Revenue. Our revenue was $45.8 million in 1999, up 17% from 1998 revenue of $39.1 million, principally due to the improvement in our average hourly bill rate. This improvement in our average hourly bill rate resulted from our shift from performing primarily software development support services to developing strategic e-business and eTV solutions. This was partially offset by a decrease in our average technical personnel utilization rate.

IBM, including its wholly owned subsidiaries, Tivoli and Lotus, accounted for 26% and 35% of revenue in 1999 and 1998, respectively. No other customer accounted for more than 10% of revenue in 1999 or 1998.

Technical Staff. Technical staff expenses were $25.4 million in 1999, an increase of 8% over 1998 technical staff expenses of $23.4 million. Technical staff expenses decreased to 55% of revenue in 1999 from 60% in 1998 primarily as a result of higher revenues offset slightly by an increase in average salaries.

Selling and Administrative Staff. Selling and administrative staff expenses were $9.0 million in 1999, a decrease of 11% from $10.1 million in 1998. The decrease in selling and administrative staff expenses was primarily due to higher efficiency as a result of the restructuring that aligned sales and marketing with service delivery. This resulted in a decreased headcount assigned to sales and proposal development. Selling and administrative staff expenses decreased to 20% of revenue in 1999 from 26% of revenue in 1998. The decrease in selling and administrative staff expenses as a percentage of revenue is due primarily to the increase in revenues and the increased efficiencies described above.

Other Expenses. Other expenses were $9.5 million in 1999, an increase of 6% over other expenses of $8.9 million in 1998. The increase is principally due to facility additions, and higher recruiting, training, legal and travel costs. Other expenses were 21% of revenue in 1999 compared to 23% in 1998.

Income (Loss) from Operations. We recorded income from operations of $1.9 million in 1999, up from a loss of $3.5 million from operations in 1998.

Income Taxes. The provision for income taxes of $1,130,000 attributable to December 31, 1999 is computed using an effective tax rate of 39%, which differs from the federal statutory rate of 34% as a result of state taxes. The tax benefit for income taxes of $1,060,000 attributable to December 31, 1998 is computed using an effective tax rate of 42% which differs from the federal statutory rate of 34% as a result of state taxes and tax-exempt income. The 1998 net operating loss was carried back to 1997 and was fully utilized.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

Revenue. Revenue was $39.1 million in 1998, down 11% from 1997 revenue of $44.1 million, principally due to the decrease in services we performed for IBM and a decrease in technology user revenue during 1998.

IBM, including its wholly owned subsidiaries, accounted for 35% and 39% of revenue in 1998 and 1997, respectively. No other customer accounted for more than 10% of revenue in 1998 or 1997.

Technical Staff. Technical staff expenses were $23.4 million in 1998, an increase of 4% over 1997 technical staff expenses of $22.5 million. The increase in technical staff expenses was primarily due to our overestimating the number of personnel required for client engagements.

Selling and Administrative Staff. Selling and administrative staff expenses were $10.1 million in 1998, an increase of 20% from $8.4 million in 1997. The increase in selling and administrative staff expenses was primarily due to an increase in the number of sales and marketing personnel in 1998.

Other Expenses. Other expenses were $8.9 million in 1998, an increase of 12% over other expenses of $8.0 million in 1997. The increase is principally due to facility additions, travel and bad debt expenses and severance costs.

Income (Loss) from Operations. We recorded a loss from operations of $3.5 million in 1998, down from $5.0 million of income from operations in 1997.

Quarterly Results of Operations

The following table presents unaudited quarterly results of operations data for each of the quarters in the two-year period ended December 31, 1999. This information has been prepared on the same basis as our audited financial statements and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the quarterly information when read in conjunction with all the information included or incorporated by reference in this prospectus. The results of operations for any quarter are not necessarily indicative of the results expected for any future period.

                          -------------------------------------------------------------------------------
                                                        Quarter Ended
                          -------------------------------------------------------------------------------
                          March 31,  June 30,  Sept. 30,  Dec. 31,  March 31, June 30, Sept. 30, Dec. 31,
                               1998      1998       1998      1998       1999     1999      1999     1999
In thousands              ---------  --------  ---------  --------  --------- -------- --------- --------
Revenue.................    $ 9,758   $ 9,867    $ 9,255   $10,221    $10,394  $11,006   $11,632  $12,791
Operating expenses:
 Technical staff........      5,803     5,523      6,009     6,105      6,070    6,035     6,392    6,880
 Selling and
  administrative staff..      2,549     2,759      2,853     1,960      2,229    2,304     2,208    2,293
 Other expenses.........      1,927     1,980      2,772     2,254      2,093    2,440     2,457    2,514
 Special compensation
  expense...............         43        38         36       (42)       --       --        --        16
                          ---------  --------  ---------  --------  --------- -------- --------- --------
  Total operating
   expenses.............     10,322    10,300     11,670    10,277     10,392   10,779    11,057   11,703
                          ---------  --------  ---------  --------  --------- -------- --------- --------
Income (loss) from
 operations.............       (564)     (433)    (2,415)      (56)         2      227       575    1,088
Interest income
 (expense), net.........        252       223        215       256        250      237       259      272
                          ---------  --------  ---------  --------  --------- -------- --------- --------
Income (loss) before
 provision (benefit) for
 income taxes...........       (312)     (210)    (2,200)      200        252      464       834    1,360
                          ---------  --------  ---------  --------  --------- -------- --------- --------
Provision (benefit) for
 income taxes...........       (100)      --      (1,070)      110        100      180       320      530
                          ---------  --------  ---------  --------  --------- -------- --------- --------
Net income (loss).......    $  (212)  $  (210)   $(1,130)  $    90    $   152  $   284   $   514  $   830
                          =========  ========  =========  ========  ========= ======== ========= ========

Liquidity and Capital Resources

Our operating activities provided cash of $1.7 million and $3.1 million in 1999 and 1997, respectively. Our operating activities used cash of $1.7 million in 1998. Total repayments of borrowings were $5.1 million in 1997. We purchased approximately $2.1 million, $1.8 million and $2.6 million of computer and office equipment in 1999, 1998 and 1997, respectively. At December 31, 1999, we had cash and cash equivalents and short-term investments totaling $20.3 million.

At December 31, 1999, we did not have any material commitments for capital expenditures. We have budgeted approximately $4 million for capital expenditures for fiscal 2000. Our capital expenditures normally consist primarily of purchases of laptop computers, computer servers and furniture, the amount of which fluctuates based on the number of additional employees we hire and the number of new offices that we open in any period.

The number of days of revenue in our accounts receivable balance fluctuated from 65 days to 84 days during 1999 and was 84 days at December 31, 1999. We may experience longer collection periods if the work we perform for smaller companies increases as a percentage of our total services.

We anticipate that our existing cash and cash equivalents balances, proceeds from this offering and potential cash flows from operations will be adequate to fund our working capital and capital expenditure requirements for at least the next 12 months. However, changes may occur that could consume available capital resources before such time. Our capital requirements depend on numerous factors, including potential acquisitions, the timing of the receipt of accounts receivable, employee growth and the percentage of projects performed at our facilities.

We currently do not maintain any committed credit facilities. We cannot assure you that commercial credit, if necessary, will be available to us on favorable terms, or at all.

Year 2000 Compliance

Prior to January 1, 2000, there was a great deal of concern regarding the ability of computers to adequately distinguish pre-2000 from post-2000 dates due to the two-digit date fields used by many systems. Most indications to date, however, are that computer systems are functioning normally and the compliance and remediation work accomplished leading up to 2000 was effective to prevent any problems. Computer experts have warned that there may still be residual consequences of the change in dates. Any of these residual difficulties could result in a decrease in sales of our services, an increase in allocation of resources to address Year 2000 problems of our customers without additional revenue commensurate with such dedication of resources, or an increase in litigation costs relating to losses suffered by our customers due to Year 2000 problems. We have experienced no significant Year 2000 problems or incurred any material costs related to Year 2000 issues. Furthermore, we do not expect any material expenditures related to residual Year 2000 difficulties and thus have no contingency plan to address any Year 2000 problems.

                                    Business

Overview

We are an e-business services firm that offers strategic consulting skills with deep technology and integration expertise. This combination enables us to utilize existing and new technologies to provide reliable, flexible and scalable e-business solutions. Our alliances with leading Internet and interactive television technology providers allow us to gain a thorough understanding of their products and perspective on other products as well as next-generation technologies. Using our technology insight and skills, we assist our clients to define, design, develop and deploy e-business solutions that enhance their competitive position.

In 1999, our new management team began executing a strategy of providing high value-added e-business services and emphasizing relationships with leading technology providers aligned with our e-business focus. We have four national practices:

 .  eStrategy. We help clients create e-business strategies;

 .  eSolutions. We design, develop and deploy next-generation e-business solutions;

 .ePerformance. We address the reliability, scalability and manageability required for high volume e-business solutions; and

 .eTV and Broadband. We deliver interactive television and broadband solutions,
                    extending the reach of e-business to   mass audiences.

We form strategic alliances with leading technology providers such as Vignette, Mercury Interactive and Scientific-Atlanta. We believe the nature of these alliances enables us to help develop "ecosystems" centered around leading technology providers in which we serve as a catalyst for the widespread adoption of the provider's products. We call these ecosystems "exponential networks" or "exponets" for short. Exponets allow us to enter new markets, gain early access to emerging technologies, jointly market products and services with leading technology providers and gain enhanced access to vendor training and support. For example, during the fourth quarter of 1999, we became a Vignette Consulting Alliance Partner, and now are engaged by a number of companies using Vignette's software as part of their e-business solution. Additionally, in conjunction with Vignette's Professional Services group, we launched a joint e-performance service offering at Vignette's international sales meeting.

Our clients include both Fortune 1000 and early stage companies whose business strategies are designed and built around the Internet. For example:

 . Concur Technologies. We built a universal engine for document exchange which would enable users with different protocols to use Concur's business-to-business procurement network, called Concur Commerce Network. The Concur Commerce Network was named one of Information Week's 1999 Products of the year.

 . Commerce.TV. We designed, built and tested Commerce.TV's set-top box based software and developed an e-commerce application that allows cable televi-sion subscribers to buy products and services over the television.

 . good2cu.com. good2cu.com engaged us to create a portal that could be used by its credit union clients. Our solution enables good2cu.com to provide its client members with access to marketing, content and competitive analysis tools through one on-line destination.

We are changing our name to Concero and launching a national branding campaign. We have engaged a national branding agency and a public relations firm to assist with the launch of our campaign and other on-going awareness activities. We believe that our name change and related advertising and promotional activities will enable us to communicate our capabilities as a national e-business solutions provider to prospective clients and employees.

Industry Background

The market for e-business services is characterized by significant e-business growth and demand for increasingly advanced solutions.

Significant e-Business Growth. The Internet has fundamentally changed the way consumers and businesses communicate, obtain information, purchase goods and services and transact business. International Data Corporation estimates that the amount of worldwide e-commerce conducted over the Web will increase from $50 billion in 1998 to $1.3 trillion in 2003.

The demand for e-business services is expected to continue growing significantly as the number of Internet users and enterprises conducting business over the Internet increases, new technologies emerge and new business models are adopted. International Data Corporation estimates that total spending by U.S. companies for Internet consulting, application development and testing, and network and systems migration will expand from $3.6 billion in 1998 to $29.9 billion in 2003.

Demand for Increasingly Advanced Solutions. Initially, companies used the Internet as a means of advertising or promoting their business. These companies typically published Web sites with static information referred to as "brochure-ware" with the objective of enhancing internal and external communication. Companies either used their own internal design and information technology resources or hired on-line advertising agencies and Web design firms to create their initial Web presence.

The next stage involved the development of Web sites that allowed processing of limited types of transactions over the Internet. Companies generally viewed the Internet as another channel or extension of their core business. These Internet solutions often integrated enterprise-wide client/server applications into front-end Web sites. Companies typically hired traditional services or systems integration firms in conjunction with Web design shops to build these Web sites.

Many companies now recognize that the Internet has become strategic and important for maintaining competitive advantage in a dynamic marketplace. They realize that the Internet is transforming how many businesses operate and that a new Web-centric business model, now commonly referred to as e-business, is emerging. E-business combines the reach of the Internet with emerging and existing technologies to enable companies to strengthen relationships with customers and business partners, create new revenue opportunities, improve operating efficiencies and enhance communication. Companies now seek to hire e-business services firms that can combine strategic thinking, consulting skills and technology expertise to rapidly develop innovative business models and provide solutions that require deeper integration of existing applications. These skills have become increasingly important to companies and a key differentiating factor between services firms.

We believe the next-generation of e-business will offer dynamic and interactive content that integrates data, video and audio. Similarly, we believe that computing will be pervasive as business is transacted across multiple communication platforms, including television sets, personal computers and mobile devices. As a result, we believe that companies will need firms that can develop innovative strategies and design systems that integrate new technologies across these many platforms and can handle higher volumes of transactions and traffic. Additionally, with the proliferation of new technology, companies will require guidance to select and integrate appropriate technologies.

PSW Solution

We are an e-business services firm that offers strategic consulting skills with deep technology and integration expertise. This combination enables us to utilize existing and new technologies to provide reliable, flexible and scalable e-business solutions. Our alliances with leading Internet and interactive television technology providers allow us to gain a thorough understanding of their products and perspective on other products as well as next-generation technologies. Using our technology insight and skills, we assist our clients to define, design, develop and deploy e-business solutions that enhance their competitive positions.

Extensive Technology Expertise: We Understand. We are technologists with a deep understanding of software development and integration. Our technical expertise enables us to provide solutions that integrate:

 . Application Architectures. We develop open architectures that allow companies to integrate new applications and the flexibility to easily add and change content sources in order to quickly respond to changing market conditions. These application architectures are configured to maximize scalability and flexibility using common operating systems such as Unix and NT.

 . Interactive Applications. We identify the appropriate interactive applications needed to fulfill our clients' business requirements. Our technology expertise allows us to select the appropriate pre-packaged applications, design and build custom applications and combine and integrate them to create the desired functionality, including the presentation of personalized content and e-commerce capability.

 . Content Services. We enable interactive applications to utilize many types of content, including information from internal databases and external complementary service providers as well as external data, video and audio feeds.

 . Communication Platforms. We design our solutions to enable our clients to reach a large audience by delivering content and services over the Internet and through television. We intend to expand our expertise to enable our clients to deliver content and services to mobile devices as these technologies develop.

Innovative and Forward Thinking: We Envision. We help companies understand the business opportunities offered by adopting an e-business strategy. Using our technology expertise, we typically work with companies to develop a sustainable strategy and customized solution that will facilitate their transition to, and continuing evolution as, an e-business. We evaluate interactive applications and other technologies currently available in order to help our clients select the ones most appropriate. Through our alliances with technology providers such as Vignette, Mercury Interactive and Scientific-Atlanta, we have gained a thorough understanding of their market leading products and, more importantly, valuable insight into the creation and application of other next-generation technologies. We use our technological insight to help companies develop e-business solutions that incorporate today's leading interactive applications and other technologies as well as enable companies to take advantage of next-generation technologies.

Rapid and Reliable Execution: We Deliver. Utilizing the PSW Approach and our deep technology expertise, we deliver e-business solutions in rapid timeframes. The PSW Approach provides an iterative framework for helping a client quickly define its strategy and design, develop and deploy an e-business solution. Our thorough understanding of our alliance partners' technologies enables us to customize and integrate their products quickly and reduces the overall time needed to deploy an e-business solution. To further accelerate a client's adoption and implementation of an e-business solution, we have also developed the Digital Rethink Framework. This framework is a ready-to-use package of integrated, interactive applications that can be quickly deployed with minimum customization. To further increase the speed and reliability of our execution, we employ knowledge management systems and processes to capture the intellectual capital we gain through our collective experiences and to disseminate it throughout our organization.

Strategy

Our goal is to be a leading e-business solutions provider. To achieve this goal, we are pursuing the following strategies:

Attract New Clients and Expand Existing Client Relationships. We must continue to target and attract clients that are innovators, early technology adopters and market leaders. Through new and existing alliance partnerships, we hope to gain referrals and to attract clients that seek solution providers with extensive knowledge of our partners' products and technologies. We will also seek to gain new clients through our informal relationships with venture capital firms that are funding emerging technology companies. We believe that our established record of delivering high-quality e-business solutions will increase the amount, scope and sophistication of services requested by existing clients. We believe client satisfaction reinforces our growing reputation as an innovative provider of e-business solutions.

Expand Technology Expertise. We will continue to enhance our technology expertise by identifying new technologies that we believe will have significant impact on the evolution of e-business and by expanding existing product development relationships with selected leading technology providers. We believe our participation in the product development process gives us a deep and thorough understanding of a provider's products and underlying technologies and insight into next-generation technologies. Our Digital Rethink Center, Benchmarking Center and regional ePerformance Centers of Excellence will continue to serve as knowledge centers that fuel strategic and technical innovation by accelerating the exchange of ideas.

Develop Exponets. We believe our alliance partner model provides us with a competitive advantage. Our alliances are deeper and more strategic than a traditional vendor relationship. We form partnerships with technology providers who we believe offer products that have significant market potential and enhance our ability to provide innovative solutions. These relationships can include a range of activities, including joint marketing, product development services, product deployment and integration of their products into e-business solutions and providing client feedback to help our partners enhance their products. We believe the nature of these alliances enables us to help develop "ecosystems" centered around a leading technology provider in which we serve as a catalyst for the widespread adoption of the provider's products. We call these ecosystems "exponential networks" or "exponets" for short. By nurturing exponets and fostering interconnections between them, we will create an opportunity to access more potential clients, generate additional revenue and establish ourselves as a thought leader.

Enhance Brand Awareness. We believe that enhancing market recognition of our solutions will increase our visibility with potential clients, alliance partners and prospective employees. We believe that maintaining a reputation for delivering innovative e-business solutions will enhance our ability to win repeat business from our existing clients and to attract new clients. We are currently in the process of changing our name to Concero to brand our company and our services to reflect our e-business capabilities. Our brand development programs will be designed to reinforce our position as a national company with a proven record of delivering e-business solutions.

Hire and Retain Qualified Professionals. Attracting and retaining professionals is essential to our growth. We attract, hire, develop and retain personnel by emphasizing the skills and values required to provide our services. We have increased our team of dedicated recruiters to support our growth and have implemented an employee referral program which provides many new hires. To retain our professionals, we will continue to foster our company culture, provide ongoing training and career development opportunities and provide competitive compensation.

Grow Through Acquisitions. We intend to pursue acquisitions that provide access to complementary skills or additional talented professionals, expand our geographic presence and increase our client base. Acquisitions will be driven by market opportunity and client need.

Services

We deliver our services through our eStrategy, eSolutions, ePerformance and eTV and Broadband practices.

eStrategy. We help clients develop e-business strategies. By using our Digital Rethink process, clients are able to explore the business opportunities offered by emerging technologies. Through Digital Rethink, we work with clients to develop e-business strategies that address their business objectives.

eSolutions. We define, design, develop and deploy innovative, custom e-business solutions to meet our clients' business needs. Our solutions utilize open architectures that allow clients to integrate new interactive applications and quickly respond to changing market conditions. Using our technology expertise, we identify and select the appropriate technology products, design and build custom applications and combine and integrate them to meet the client's desired functionality. We also integrate interactive applications to enable the use of many types of content, including information from internal databases and external complementary service providers as well as external data, video and audio feeds. Additionally, our solutions often incorporate application architectures that allow clients to reach a large audience by delivering content and services over the Internet, through television and through mobile devices as these technologies develop.

To further accelerate a client's adoption and implementation of our e-business solution, we have developed the Digital Rethink Framework that consists of a ready-to-use package of integrated, interactive applications that can be quickly deployed with minimum customization. The Digital Rethink Framework substantially reduces the time required to define an architecture and select and integrate interactive and other applications. The framework enables the key elements of e-business solutions, including e-commerce transaction platforms, site analysis, content management, data management, security and interactive capabilities.

ePerformance. We approach performance evaluation from the perspective of the client's customer. We help companies enhance scalability, improve reliability and manageability and ensure proper functioning of Web-based business applications. We use leading testing tool software providers such as Mercury Interactive and Segue to provide clients with attractive ePerformance solutions. Our best practice life-cycle approach helps us to reduce the time needed to test for and fix performance problems. ePerformance services are delivered at the client location, our Benchmarking Center in Austin, and at our three regional ePerformance Centers of Excellence.

eTV and Broadband. We deliver interactive television and other broadband solutions to clients. We assist companies to integrate audio, video and data and deliver that content over the Internet, through television, or, in the future, through mobile devices. We have built an eTV Development Center where we design, construct and showcase our eTV and cable network applications. We believe we are positioned to be a leader in this industry through our work with Scientific-Atlanta and others companies in the interactive television and broadband industries. For example, Scientific-Atlanta named us the third-party certification provider for their Explorer 2000 digital set-top box platform.

We also provide three of our clients with maintenance and support services for their existing software products.

PSW Approach

Our solutions are delivered using a phased development process and documented methodologies which together we call the PSW Approach. We believe that successful solutions require a well designed development process and methodologies to organize the project team to efficiently accomplish numerous interrelated tasks. This phased approach also provides the client with several cost/benefit checkpoints and helps to align client expectations with solution objectives. The methodologies are independent of any specific technology and, therefore, provide a common structure across solutions allowing our consultants to tap the experience, ideas and measurements of other teams that have worked on similar engagements or on projects with technology vendors. In addition, our methodologies documentation includes a description of the team structure, roles and responsibilities of both us and our client personnel, as well as templates, samples, tools, tips and techniques for completing deliverables.

The PSW Approach accelerates deployment of e-business solutions, improves the quality of the solution and addresses business and technological evolution. The methodology not only benefits the solution through the development process, but also assists the client in maintaining and extending the solution after deployment. The PSW Approach is designed to reduce risks to ourselves and our client, to maximize client satisfaction and to allow us to efficiently transfer expertise to the client.

The development process consists of the following phases: Digital Rethink, Define, Design, Develop and Deploy.

Digital Rethink. During the Digital Rethink phase, we help companies define their strategies, business models and action plans for using Internet, interactive TV and Broadband technologies. We educate clients on the key principles of the digital economy, covering areas such as branding, personalization techniques, technology options and customer acquisition and retention strategies.

Define. During the Define phase, we develop an operational plan and technology architecture that supports the client's strategy. Our teams use one of two architectural approaches in this phase, the Digital Rethink Framework or a custom architecture. We develop custom architectures for clients if their needs dictate a different set of software products or if they are already using components that are not part of the Digital Rethink Framework.

Design. During the Design phase, we develop the detailed design specifications and complete a baseline configuration of the software products needed to create the technical solution. The project team designs components that will be developed to complete the architecture. During this phase, we deliver prototypes that help clients visualize their new e-businesses. This process is typically iterative with feedback and testing results incorporated throughout the process.

Develop. During the Develop phase, we build the technical solution that will be deployed and perform tasks such as coding, testing and software integration. Once the technical solution has been built, we use our ePerformance expertise to thoroughly test it. At the end of this phase, we are in position to deploy our solution.

Deploy. During the Deploy phase, we launch the completed technical solution and we educate the client to provide ongoing support and maintenance. In addition, we monitor the Web site and identify functional, technical and performance improvements that can be incorporated into the next generation of the Web site. This discovery process culminates in a project work plan for the design and development of the next generation of the client's e-business solution.

Alliances

We believe that our alliances with leading technology providers such as Vignette, Mercury Interactive and Scientific-Atlanta enable us to develop extensive knowledge of their technologies and other applications as well as provide additional insight into developing and deploying e-business solutions. We believe our alliances are deeper and more strategic than a traditional vendor relationship due to our involvement with our partners' product development. These relationships encompass a range of activities, including:

 .  joint marketing;

 .  product development services;

 . product deployment and integration of our alliance partners' products into our clients' e-business solutions;

 .  providing client feedback to help our partners enhance their products; and

 . integration and certification of third party applications for use with our partners' products.

We have substantial alliances with:

Vignette Corporation.

Vignette supplies software applications for building e-businesses. Vignette's software applications are used by more than 500 dot.com and Fortune 500 companies.

Our relationship with Vignette began in 1999 when they engaged us to provide them with software development services. During the fourth quarter of 1999, we became a Vignette Consulting Alliance Partner, and we are now engaged by a number of companies using Vignette's software as part of their e-business solutions. In January 2000, we launched, in conjunction with Vignette's Professional Services group, a joint e-performance service offering at Vignette's international sales meeting.

We share a number of clients with Vignette, including SBC Communications, Nationwide Insurance, Entrepreneur.com, Miller Freeman PSN and good2cu.com. Vignette software is incorporated into our Digital Rethink Framework.

Mercury Interactive Corporation.

Mercury Interactive provides Internet application testing products designed to help businesses evaluate and enhance their customers' experiences.

We began working with Mercury in 1998 and we partnered with Mercury to beta test Topaz, Mercury's application performance management solution for Web sites. We also help our clients assess their e-business performance using Mercury's tools. We are now one of Mercury's Channel Alliance Program partners and a National Certified Service Provider. Our Mercury relationship includes joint marketing and sales campaigns. We participated in Mercury's national sales meeting in January 2000. In February 2000, we jointly sponsored a national seminar series for optimizing e-business performance.

We share a number of clients with Mercury, including Tivoli Systems, Inc., Kana Communications and living.com. We also feature Mercury tools in our Digital Rethink Framework.

Scientific-Atlanta, Inc.

Scientific-Atlanta supplies broadband communications systems, satellite-based video, voice and data communications networks and worldwide customer service and support.

Scientific-Atlanta has been our customer since 1991. We have provided Scientific-Atlanta with a variety of services, including systems architecture consulting, software development strategy and assessment, assistance with their development of analog network solutions for set-top boxes, and system and network management projects related to the Scientific-Atlanta Explorer family of digital set-top systems.

Scientific-Atlanta has chosen us as the third party certification provider for their CreativEdge Application Developers program. We award CreativEdge certification to an application after completing an extensive testing process to ensure that the application, such as enhanced broadcasting or e-mail, is stable within Scientific-Atlanta's digital set-top box environment. Our participation in Scientific-Atlanta's CreativEdge Developers Program has provided us access to interactive television application software providers seeking expertise and assistance. As a result, we have been engaged by companies such as Commerce.TV, DIVA and Intertainer to develop and assist with the development of interactive, interactive set-top box applications.

We have a number of other alliance relationships with leading technology vendors including Segue, Tivoli, Open Market and Microsoft. Our strategy is to initiate, create and manage alliances with leading technology vendors with products that we anticipate will have significant market opportunities.

Case Studies

The following case studies describe four representative engagements:

Commerce.TV.

Commerce.TV provides an interactive television solution designed to enable companies to sell products directly to consumers using cable and satellite television.

We were engaged to develop an e-commerce application for Commerce.TV that would allow cable TV subscribers to conduct commerce over the television. We designed, built and tested Commerce.TV's set-top based software. In addition, we are collaborating with Commerce.TV to help them establish the broadband infrastructure required to handle the high volumes of traffic these capabilities are expected to generate.

We initially designed this application to run on Scientific-Atlanta's Explorer 2000 set-top box and have been engaged to design the application to run on the General Instruments digital cable platform. We expect that future phases of the project will include the development of an electronic buying guide system that provides commerce capabilities to television viewers.

Concur Technologies.

Concur is a provider of business-to-business workplace e-commerce solutions.

Concur engaged us to build a universal engine for document exchange which would enable users with different protocols to use Concur's business-to-business procurement network, called Concur Commerce Network. As a result of our work, purchasers and vendors are able to communicate using various established commercial protocols without having to rearchitect their internal systems to specific communication standards. This allows a greater number of suppliers and buyers into the community, greatly expanding the procurement network. The Concur Commerce Network was named one of Information Week's 1999 Products of the Year.

good2cu.com.

good2cu.com is a strategic Internet partner for credit unions, allowing credit unions to extend their Web presence and serve their on-line members.

good2cu.com engaged us to create a portal that could be used by its credit union clients.

Our e-business solution incorporated good2cu.com's strategic business and technology goals into an integrated credit union industry portal. Once developed and deployed, our solution will enable good2cu.com to fulfill its commitment to providing its clients' members with access to marketing, content and competitive analysis tools through one on-line destination.

Togglethis.

Togglethis is an interactive entertainment and advertising company. Its technology delivers rich media content for on-line marketing and brand building.

Togglethis engaged us to help create the architecture for the second version of the toggle player.

We assisted in the technical design, implementation and testing of the engine player as well as a translation tool for the product. The second version of the player included increased functionality. As a result, this version is simpler for users to download, has personalization and advertising-tracking abilities, and uses audio-visual streaming.

Sales and Marketing

We market e-business professional services through 19 dedicated marketing and sales professionals who work closely with our regional and practice directors. The marketing team works with the practice directors to secure new opportunities and manage the sales process. The regional directors collaborate with the sales professionals to form a joint sales approach for identifying and winning new clients and follow-on business.

We approach sales on a regional basis. Our regional model enables the people closest to the clients to perform both the sales and delivery functions and to have complete account ownership. We believe that this regional focus will help us develop strong market presence and name recognition in our local markets.

We believe that the opportunities afforded through the creation of e-business span a broad range of industries. Accordingly, we market our services both to Fortune 1000 corporations and to early stage companies whose business models are designed and built around the Internet. We also selectively market to technology providers.

We supplement our business development efforts with marketing and communications activities. These activities include:

 .  direct mail and e-mail campaigns targeting corporate executives;

 .  public speaking engagements;

 .  attendance at industry conferences;

 .  participation in industry organizations; and

 .  joint marketing activities with alliance partners.

We are changing our name to Concero and launching our first major branding campaign. Concero is a Latin word that means to connect, join or bring together. We believe our new name reflects our business strategy of building exponets where we connect our clients and alliance partners in broad and interlocking technology ecosystems. We have engaged a national branding agency and a public relations firm to assist with the branding and on-going awareness activities.

The purpose of our ongoing marketing activities will be to deliver our message to prospective and existing clients and to create awareness around the new Concero brand. We believe increased market awareness will provide access to a larger sales pipeline and recruiting pool and additional public relations opportunities.

Clients

The following is a representative list of our clients for each of our practices:

                                                                  eTV and
      eStrategy          eSolutions         ePerformance         Broadband
   ----------------  ------------------- ------------------- ------------------
   3M                Concur Technologies Concur Technologies Commerce.TV
   Crowley Maritime  Dell                Dell                ICTV
   good2cu.com       good2cu.com         living.com          Intertainer
   Miller Freeman
    PSN              Vignette            Tivoli              Scientific-Atlanta
   Traq Wireless     Warburg Dillon Read Warburg Dillon Read WebTV

In addition, we provide maintenance and support services to IBM, including Lotus, Northern Telecom and Compaq. In 1999, our five largest clients accounted for 51% of our revenues.

Employees and Culture

As of February 29, 2000, we had 404 employees, 314 of whom were technical staff performing consulting services and 90 were management and administrative personnel performing marketing, sales, human resources, finance, accounting, legal, information technology and administrative functions.

We must continue to identify, recruit, hire, develop and retain outstanding professionals. We believe our success in doing this will depend on our ability to maintain our company culture, to provide ongoing training and career development opportunities and to offer competitive compensation.

Recruiting. We dedicate significant resources to recruiting. We employ a team of nine full-time recruiting professionals in several of our offices so they can stay closely aligned with our local business needs. We emphasize technical skills, teamwork, professionalism, commitment to learning and leadership. We believe our employees provide the best source for strong candidates and have developed an innovative employee referral program that results in many new hires.

Career Development and Training. Our success depends on keeping our workforce aware of the latest technologies and tools. We utilize many different techniques, including classroom, self-paced and Web-based training. We have made significant investments in educating our consultants on new technologies, including XML and Java, and products from our technology provider clients, Vignette and Mercury Interactive. We also concentrate on developing project management, communication and people management skills. We are committed to helping people grow and succeed in their careers. We have defined multiple career paths so that our people can grow into senior technology, project management and business development roles.

Compensation. We offer compensation packages that include competitive salaries, benefits and bonuses. We believe that linking a portion of the employee's compensation to our success through bonuses and stock options fosters an entrepreneurial culture and encourages behavior that benefits our clients, our team members and our company.

Culture. We cultivate our company culture through communicating and nurturing the same values emphasized in our recruiting process. We hold a two-day new employee orientation in Austin that focuses on describing our culture and values, meeting other employees from all our locations and learning about our strategic business initiatives. Each office conducts "all-hands" meetings on a quarterly basis. We also utilize internal email newsletters to communicate important events, news from client projects, and other key project information as well as rewards and promotions. Periodic employee surveys help us target new programs appropriately.

Competition

We compete in the e-business services market, which is relatively new and intensely competitive. We expect competition to intensify as the market evolves and consolidates. We compete with companies in the following categories:

 . Internet services firms, such as iXL, Proxicom, Razorfish, Scient, US Web and Viant;

 .  software engineering firms, such as Cysive;

 . large systems integrators, such as Cambridge Technology Partners, EDS, IBM and Sapient;

 .  management consulting firms, such as McKinsey and Boston Consulting Group;

 .  the consulting divisions of Big Five accounting firms; and

 .  internal IT departments of current and potential clients.

Many of our competitors have longer operating histories, larger client bases, longer relationships with clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we do. Several competitors have announced their intention to offer a broader range of services than they currently provide.

We believe that the main competitive forces in the e-business services industry are:

 .  the quality of e-business solutions;

 .  the speed of development;

 .  technical and business expertise;

 .  project management skills;

 .  referenceable customer base;

 .  integrated methodologies;

 .  effectiveness of business development efforts; and

 .  brand recognition.

We believe that we compete favorably with respect to these factors.

Our industry has low barriers to entry. We do not own any technologies that effectively preclude or inhibit competitors from entering our industry. Existing or future competitors may develop solutions that are superior or substantially similar to ours. The cost to develop and provide information technology consulting services are relatively low. Therefore, we expect to continue to face additional competition from new entrants into our industry.

Intellectual Property Rights

We have developed proprietary methodologies, tools, processes and software in connection with delivering our services. We believe the intellectual capital we gain by our participation in the product development process of our alliance partners and other technology providers gives us a competitive advantage. We also have developed the Digital Rethink Framework as well as reusable object-based applications for interactive and enhanced television applications. We rely on a combination of trade secret, nondisclosure and other contractual arrangements, and copyright and trademark laws, to protect our proprietary rights. Existing trade secret and copyright laws afford us only limited protection. We do not possess any patents.

We typically enter into confidentiality and non-disclosure agreements with our employees and generally require that our clients enter into similar agreements. These agreements are intended to limit access to and distribution of our proprietary information. We cannot assure you that the steps we have taken in this regard will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

Legal Proceedings

We are involved from time to time in routine legal proceedings incidental to the conduct of our business. We are not currently a party to any material legal proceedings.

                                   Management

Executive Officers and Directors

The following table sets forth certain information concerning our executive officers and directors as of February 29, 2000:

-----------------------------------------------------------------------------------------------------
Name                      Age Position
-----------------------------------------------------------------------------------------------------
Timothy D. Webb.........   39 President, Chief Executive Officer and Director
Keith D. Thatcher.......   41 Chief Financial Officer, Treasurer and Senior Vice President of Finance
Dean H. Blythe..........   41 Senior Vice President, Corporate Development
Ted L. Downey...........   50 Senior Vice President, Western Area
Pedro A. Fernandez......   34 Senior Vice President of Corporate Strategy and Marketing
John M. Velasquez.......   36 Senior Vice President, Central Area
Mary Anne Clement.......   40 Vice President, People and Culture
Kenneth L. Drake,
 Ph.D. .................   48 Vice President, ePerformance
Cathy S. Hetzel.........   48 Vice President, eTV
Nancy A. Richardson,
 Esq. ..................   40 General Counsel, Secretary and Vice President
Wade E. Saadi...........   50 Chairman of the Board
Edward C. Ateyeh, Jr. ..   47 Director
Thomas A. Herring.......   49 Director
W. Frank King, Ph.D. ...   60 Director
Kevin B. Kurtzman.......   52 Director
Michael J. Maples.......   57 Director

Timothy D. Webb has served as our President, Chief Executive Officer and a director of PSW since August 1998. Prior to joining PSW, Mr. Webb was Vice President, Enterprise Solutions for Syntel, Inc., an applications management company. From June 1995 through February 1998, Mr. Webb was employed by Oracle Corporation, last serving as a Regional Vice President for Oracle's Consulting Services Division. From 1983 through May 1995, Mr. Webb was employed by Andersen Consulting rising to the level of Associate Partner before leaving to join Oracle. Mr. Webb holds a bachelor's degree in systems management engineering from Princeton University.

Keith D. Thatcher was promoted to Senior Vice President of Finance in February 2000. Mr. Thatcher continues to serve as our Chief Financial Officer and Treasurer, positions he has held since May of 1998 and October 1996, respectively. From October 1994 to June 1996, Mr. Thatcher was Chief Financial Officer, Secretary and Treasurer of Tanisys Technology, Inc., a technology start-up company involved in developing commercial applications for capacitive touch technology. Mr. Thatcher served as Vice President and Treasurer for Kinetic Concepts, Inc., a medical services and products company, from 1987 to 1994. Mr. Thatcher holds a bachelor's degree in accountancy from Northern Arizona University.

Dean H. Blythe joined PSW in February 2000 to serve as Senior Vice President, Corporate Development. From October 1994 to March 2000, Mr. Blythe was Senior Vice President, Corporate Development for Hearst-Argyle Television, Inc. Prior to that, Mr. Blythe was Vice President, Business Development at A.H. Belo Corporation. Mr. Blythe holds a bachelor's degree in economics from Miami University and a J.D. from Duke University.

Ted L. Downey was named Senior Vice President, Western Area in February 2000, after joining us in December 1999. From February 1996 to December 1999, Mr. Downey was a Vice President with Oracle Corporation. Prior to joining Oracle, Mr. Downey was with Intergraph Corporation. Mr. Downey holds a master's degree in economics and a bachelor's degree in political science from the University of Illinois.

Pedro A. Fernandez was named Senior Vice President of Corporate Strategy and Marketing in February 2000, having served previously as our Vice President of Corporate Strategy and Marketing since January 1999. Prior to joining PSW,
Mr. Fernandez served as Vice President, People Soft Solutions for Syntel, Inc. from April 1998 to November 1998. Mr. Fernandez was a Director for Cambridge Technology Partners from January 1994 to April 1998 and prior to that was employed by Andersen Consulting. Mr. Fernandez holds a bachelor's degree in computer engineering from the University of Miami.

John M. Velasquez was named our Senior Vice President, Central Area in February 2000, having previously served as our Vice President of Enterprise Solutions since January 1999. Prior to joining PSW, Mr. Velasquez served as Vice President, Data Warehousing for Syntel, Inc. from April 1998 until January 1999. From 1994 to 1998, Mr. Velasquez was president of a consulting firm specializing in systems design and management and prior to that was employed by Andersen Consulting. Mr. Velasquez holds a bachelor's degree in industrial engineering from Stanford University.

Mary Anne Clement was named our Vice President, People and Culture in February 2000, after joining us in August 1999 as Associate Vice President, Special Operations. From December 1993 to August 1999, Ms. Clement was a Director with McCall Consulting Group. Ms. Clement holds a MBA from Southern Methodist University and a bachelor's degree from Randolph-Macon Woman's College.

Kenneth L. Drake, Ph.D. was named our Vice President, ePerformance in February 2000, having previously served as our Vice President of Software Research and Development Services since February 1999, and as our Vice President of Enterprise Solutions Migration Services since May 1998. Prior to joining PSW, Mr. Drake served as President of Technology Business Ventures and Savantage, Inc., both of which were start-up companies in the software industry, from October 1994 to April 1998. From 1991 to 1994, Mr. Drake was a Manager of Business Development for Microelectronics and Computer Technology Corp. Mr. Drake holds a Ph.D. degree in electrical engineering from the University of Michigan.

Cathy S. Hetzel was named Vice President eTV in February 2000 after serving as Senior Vice President, Residential Business of Digital Cable Radio Associates in 1998 and 1999. Ms. Hetzel had previously served as Senior Vice President, Affiliate Sales & Marketing and Sales and Affiliate Relations for Digital Cable Radio Associates between 1994 and 1998. Ms. Hetzel attended San Diego State University.

Nancy A. Richardson, Esq. was named our General Counsel, Secretary and Vice President in May 1998 after providing legal services to us since May 1997. Ms. Richardson had previously been a sole practitioner from November 1995 to May 1997. Ms. Richardson began her career with Ernst & Young. Ms. Richardson holds JD and MBA degrees from the University of Texas and a bachelor's degree in accounting from St. Edwards University.

Wade E. Saadi has served on our board of directors since October 1996. He is the founder of Pencom Systems Incorporated, a privately held New York corporation, and has served as its President and Chief Executive Officer since its inception in 1973. In 1996, Mr. Saadi won the Technology Entrepreneur of the Year Award in New York City. Mr. Saadi is a governor of the Board of Collectors Club and a regional vice president of the United States Philatelic Classes Society. Mr. Saadi attended the Polytechnic Institute of Brooklyn where he majored in chemical engineering.

Edward C. Ateyeh, Jr. has served on our board of directors since October 1996. He currently serves as the Executive Vice President of Pencom Systems Incorporated, where he has been employed since 1977. Mr. Ateyeh served as President of Pencom's software division, the predecessor to PSW, from 1989 to 1992. In 1994, Mr. Ateyeh founded Collective Technologies, Pencom's systems management consulting division where he currently serves as President and Chief Executive Officer. Mr. Ateyeh is a board member of the Economic Development Council of the Greater Austin Chamber of Commerce, a member of the Austin Community College Software Industry Advisory Council, as well as the Austin Software Council's President/CEO Peer Group. Mr. Ateyeh holds a bachelor's degree from the University of Notre Dame.

Thomas A. Herring has served on our board of directors since January 1997. Since October 1998, he has served as a Partner in Polaris Venture Partners. From December 1997 to October 1998, Mr. Herring served as Senior Vice President of Compuware Corp., which acquired Numega Technologies, Inc. From May 1996 to December 1997, Mr. Herring served as Chief Executive Officer of Numega Technologies, Inc. From July 1995 to May 1996, Mr. Herring was Vice President of Corporate Marketing of Sybase, Inc., a software company. Mr. Herring was selected as the 1995 Software Industry Sales and Marketing Executive of the Year by Upside Magazine. He serves on the board of directors of Allaire Corporation. Mr. Herring holds a bachelor's degree in marketing and a master's degree in mathematics from Texas Tech University.

W. Frank King, Ph.D. has served on our board of directors since October 1996. From 1992 to August 1998, Dr. King served as our President and Chief Executive Officer. From 1988 to 1992, Dr. King was Senior Vice President of the Software Business Group of Lotus, a software publishing company. Dr. King serves on the boards of directors of Excalibur Technologies Corporation, Auspex Systems, Inc., Natural Microsystems, Inc., Eon Communications, Inc. and Perficient. Dr. King holds a doctorate in electrical engineering from Princeton University, a master's degree in electrical engineering from Stanford University and a bachelor's degree in electrical engineering from the University of Florida.

Kevin B. Kurtzman has served on our board of directors since December 1996. He has served as the Chief Financial Officer of Pencom Systems Incorporated since July 1997. Prior to that, Mr. Kurtzman had been with Margolin, Winer & Evens LLP, a certified public accounting firm, since 1972 and was a Partner and a member of its executive committee and an Audit and Business Advisory Partner. Mr. Kurtzman is a former officer and director of CPA Associates International. Mr. Kurtzman holds a bachelor's degree in accounting from Queens College of the City University of New York.

Michael J. Maples has served on our board of directors since December 1996. Mr. Maples held several positions with Microsoft Corporation, a technology company, from April 1988 through July 1995, where his last position was Executive Vice President of Worldwide Products. Mr. Maples serves on the boards of directors of Lexmark International Inc., Mission Critical Software, and J.D. Edwards and Company. Mr. Maples holds a master's degree from Oklahoma City University and a bachelor's degree in electrical engineering from the University of Oklahoma.

                       Principal and Selling Stockholders

This table sets forth, as of February 29, 2000, information regarding the beneficial ownership of our outstanding common stock, both before this offering and immediately following this offering by:

 . each person who is known by us to own beneficially more than five percent of our outstanding common stock;

 .  each of our directors and each of our executive officers who constitute
   "named executive officers" under Item 402 of Regulation S-K;

 .  each person who is selling stock in this offering; and

 .  all directors and executive officers as a group.

The following calculations of the percentage of outstanding shares are based on 9,785,163 shares of common stock outstanding as of February 29, 2000 and assumes no exercise of the underwriters' over-allotment option. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of common stock subject to options and warrants that are presently exercisable or exercisable within 60 days of February 29, 2000 are deemed to be outstanding and beneficially owned by the person holding that option or warrant for the purpose of computing the percentage of ownership of that person, but they are not deemed outstanding for the purpose of computing the percentage of any other person.

                                 -------------------------------------------------------------
                                      Shares Beneficially                Shares Beneficially
                                       Owned Before the      Number of     Owned After the
                                           Offering          Shares to        Offering
                                      --------------------   Be Sold in  --------------------
Name and Address of Beneficial Owner     Number Percentage  the Offering    Number Percentage
------------------------------------  --------- ----------  ------------ --------- ----------
Officers and Directors:
Edward C. Ateyeh, Jr. ..              1,658,115       16.9%      339,876 1,318,239       11.9%
Kenneth L. Drake,
 Ph.D. .................                 16,500          *         6,600     9,900          *
Pedro A. Fernandez......                 36,250          *           --     36,250          *
Thomas A. Herring.......                 29,421          *         8,269    21,152          *
W. Frank King, Ph.D. ...                573,046        5.8       117,878   455,168        4.1
Kevin B. Kurtzman.......                 34,010          *         9,206    24,804          *
Michael J. Maples.......                 55,278          *        13,551    41,727          *
Wade E. Saadi...........              1,658,114       16.9       339,876 1,318,238       11.9
Brent R. Terry..........                 17,798          *           --     17,798          *
John M. Velasquez.......                 85,000          *        10,000    75,000          *
Timothy D. Webb.........                468,216        4.6        58,250   409,966        3.6
All directors and
 executive officers as a
 group (17 persons).....              4,667,040       44.3       914,306 3,752,734       31.8
Other 5% Stockholders:
Edgar G. Saadi..........              1,640,257       16.7       335,069 1,305,188       11.8
Other Selling
 Stockholders:
Nancy A. Richardson,
 Esq. ..................                  7,000          *         3,300     3,700          *
Kasaundra L. Smith......                    625          *           625       --           *
Genevieve Thatcher......                 28,292          *         1,900    20,792          *
Keith D. Thatcher.......                 28,292          *         5,600    20,792          *

-------
*  Indicates less than 1%

Officers and Directors. Additional information regarding the beneficial ownership of shares held by our officers and directors is contained below. Except as indicated below, the address for each officer and director is c/o PSW Technologies, Inc., 6300 Bridgepoint Parkway, Building 3, Suite 200, Austin, Texas 78730.

 . Edward C. Ateyeh, Jr. Includes 17,857 shares issuable upon exercise of options and 24,873 shares issuable upon exercise of warrants. Mr. Ateyeh's address is c/o Pencom Systems Incorporated, 40 Fulton Street, New York, New York 10038.

 . Kenneth L. Drake, Ph.D. Includes 16,500 shares issuable upon exercise of options.

 . Pedro A. Fernandez. Includes 31,250 shares issuable upon exercise of options.

 .  Thomas A. Herring. Includes 29,421 shares issuable upon exercise of options.

 . W. Frank King, Ph.D. Includes 80,000 shares issuable upon exercise of options.

 .  Kevin B. Kurtzman. Includes 34,010 shares issuable upon exercise of options.
   Mr. Kurtzman's address is c/o Pencom Systems Incorporated, 40 Fulton Street, New York, New York 10038.

 .  Michael J. Maples. Includes 47,278 shares issuable upon exercise of options.

 . Wade E. Saadi. Includes 17,857 shares issuable upon exercise of options and 24,872 shares issuable upon exercise of warrants. Mr. Saadi's address is c/o Pencom Systems Incorporated, 40 Fulton Street, New York, New York 10038.

 .  Brent R. Terry. Includes 17,798 shares issuable upon exercise of options.
   Mr. Terry's employment with us terminated in February 2000.

 .  John M. Velasquez. Includes 37,500 shares issuable upon exercise of options.

 .  Timothy D. Webb. Includes 385,716 shares issuable upon exercise of options.
   Of these shares, 285,716 would be unvested and subject to repurchase rights if exercised.

 . All executive officers and directors as a group. Includes the beneficial ownership of each of the officers and directors listed above and includes 6,070 shares owned by Mr. Thatcher, 1,900 shares owned by Mr. Thatcher's wife and 20,322 shares issuable upon exercise of options held by Mr. Thatcher. Also includes 7,000 shares issuable upon exercise of options held by Ms. Richardson.

Other 5% Stockholders. Mr. Edgar G. Saadi's beneficial ownership includes 24,872 shares issuable upon exercise of warrants. Mr. Saadi's address is c/o Pencom Systems Incorporated, 40 Fulton Street, New York, New York 10038.

Other Selling Stockholders.

 . Nancy A. Richardson, Esq. Includes 7,000 shares issuable upon exercise of options.

 .  Kasaundra L. Smith. Includes 625 shares issuable upon exercise of options.

 .  Genevieve Thatcher. Includes 6,070 shares owed by Keith Thatcher, Mrs.
   Thatcher's husband, and 20,322 shares issuable upon exercise of options held by him.

 . Keith D. Thatcher. Includes 20,322 shares issuable upon exercise of options held by Mr. Thatcher and 1,900 shares owned by Mr. Thatcher's wife.

                          Description of Capital Stock

Upon completion of this offering, our authorized capital stock will consist of 34,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share, issuable in series. The following summary is qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to or incorporated by reference in the registration statement of which this prospectus is a part.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are not entitled to cumulate voting rights with respect to the election of directors, and as a result, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of our common stock have no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable.

As of December 31, 1999, there were outstanding 9,666,535 shares of common stock, options to purchase 2,544,231 shares of common stock for issuance under the company's stock option plan and warrants to purchase 333,271 shares of common stock. Upon completion of this offering, 10,916,535 shares of common stock will be outstanding, assuming no exercise of the underwriters' over allotment option and no exercise of options or warrants after December 31, 1999.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of our company. Accordingly, the issuance by us of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock. We have no present plan to issue any shares of preferred stock.

Warrants

We have warrants outstanding for the purchase of 333,271 shares of our common stock with a weighted average exercise price of $0.04 per share. Warrants may be partially exercised or exercised in full upon payment to us of the exercise price stated on the face of the warrant. Warrants are adjusted for any stock dividend, stock split or reverse stock split that we may effect. If we undertake a reorganization, recapitalization, consolidation or merger, warrant holders will have the right to purchase the number of securities that the warrant holder would have been able to receive had the warrant holder been a common stock holder immediately prior to the reorganization, recapitalization, consolidation or merger. Warrant holders have also been granted registration rights, as described below, for all common stock they own. We have agreed to indemnify our warrant holders for any liability they may incur as a result of our breach of their warrant agreement.

Registration Rights

We have granted registration rights to a number of our stockholders. Stockholders with registration rights may require us to register their shares of common stock if we register the common stock of any of our stockholders in an underwritten public offering, unless shares are registered on Form S-8. All of these registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in the registration. Stockholders must pay expenses related to the registration and distribution of their shares of common stock.

Delaware Anti-Takeover Law and Certain Charter Provisions

Delaware anti-takeover statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to certain exceptions, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

 . prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

 . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

 . on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an "interested stockholder," did own, 15% or more of the corporation's voting stock.

Certificate of Incorporation. Our certificate of incorporation provides:

 . for the authorization of the board of directors to issue, without further action by the stockholders, up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof; and

 . that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of our company. These provisions may also have the effect of preventing changes in our management.

                                  Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement, the underwriters named below, for whom J.P. Morgan Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation, SG Cowen Securities Corporation and Adams, Harkness & Hill, Inc. are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, the respective number of shares of common stock set forth opposite their names below.

                                                                ----------------
                                                                Number of Shares
    Underwriters                                                ----------------
    J.P. Morgan Securities Inc.................................
    Donaldson, Lufkin & Jenrette Securities Corporation........
    SG Cowen Securities Corporation............................
    Adams, Harkness & Hill, Inc................................
                                                                ----------------
        Total..................................................
                                                                ================

The underwriters are offering the common stock subject to their acceptance of the common stock and subject to prior sale. The underwriting agreement provides that the obligation of the several underwriters to purchase the common stock is subject to receipt of an opinion of their counsel and other conditions. If any of the common stock is purchased by the underwriters under the underwriting agreement, all of the shares, other than the shares covered by the over-allotment option described below, must be purchased.

The representatives of the underwriters have advised us and the selling stockholders that the underwriters propose to offer the common stock to the public initially at the public offering price set forth on the cover page of this prospectus, and to selected dealers at that price less a concession not to
exceed $   per share. The underwriters may allow, and the dealers may reallow,
a concession to other dealers not to exceed $   per share. After the initial
public offering of the common stock, the offering price and other selling terms may be changed from time to time by the representatives of the underwriters.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares offered.

We and some of the selling stockholders have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 375,000 additional shares of common stock, at the same price per share to be paid by the underwriters for the common stock offered hereby. If the underwriters exercise this option, we will sell up to 187,500 additional shares, and some of the selling stockholders will sell up to 187,500 additional shares, pro rata in proportion to the maximum number of additional shares to be sold by us and by such selling stockholders. If the underwriters purchase any additional shares pursuant to the option, each of the underwriters will be committed to purchase the additional shares in approximately the same proportion as set forth in the above table. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with the sale of common stock offered hereby.

The following table shows the per share and total underwriting discounts to be paid to the underwriters by us and the selling stockholders, assuming both no exercise and full exercise of the underwriters' over-allotment option.

                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
    Per share.........................................
    Total.............................................

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, losses and expenses, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect thereof.

We estimate that the total expenses of this offering, excluding underwriting discounts, will be approximately $ . The selling stockholders will not be responsible for any of these expenses.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, shares of common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the common stock in this offering, if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

We and the selling stockholders have agreed that during the period beginning on the date of this prospectus and continuing for 90 days, neither we nor they will offer or sell any shares of our common stock or securities that are substantially similar to our common stock, without the prior written consent of J.P. Morgan Securities Inc. This agreement will not prevent us from granting stock options to our employees, continuing to permit participation in our employee stock purchase plan and issuing shares of common stock upon exercise of outstanding warrants.

The common stock is traded on the Nasdaq National Market under the symbol
"PSWT."

From time to time in the ordinary course of business, some of the underwriters and their affiliates have provided commercial and investment banking services to us. They may continue to do so in the future.

                                 Legal Matters

The validity of the common stock offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, Austin, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

                                    Experts

Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, as set forth in their report. Ernst & Young LLP, independent auditors, also have audited our financial statement schedule included in our Annual report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. We have included our financial statements in the prospectus and elsewhere in the registration statement and our financial statement schedule is incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's Web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference in this prospectus is considered to be part of this prospectus, and later information filed with the SEC or contained in this prospectus updates and supersedes this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

 .  our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;
   and

 . the description of our common stock contained in our registration statement on Form 8-A (File No. 000-22327) filed under Section 12(g) of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

  PSW Technologies, Inc.
  Attention: Keith D. Thatcher
  6300 Bridgepoint Parkway
  Building 3, Suite 200
  Austin, Texas 78730
  Telephone: (512) 343-6666

                             PSW Technologies, Inc.

                         Index to Financial Statements

                                                                           Page

Report of Independent Auditors...........................................   F-2

Balance Sheets as of December 31, 1998 and 1999..........................   F-3

Statements of Operations for the years ended December 31, 1997, 1998 and
 1999....................................................................   F-4

Statements of Stockholders' Equity for the years ended December 31, 1997,
 1998 and 1999...........................................................   F-5

Statements of Cash Flows for the years ended December 31, 1997, 1998 and
 1999....................................................................   F-6

Notes to Financial Statements............................................   F-7

                         Report of Independent Auditors

The Stockholders and Board of Directors
of PSW Technologies, Inc.

We have audited the accompanying balance sheets of PSW Technologies, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PSW Technologies, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                       /s/ Ernst & Young LLP

Austin, Texas
January 14, 2000

                             PSW Technologies, Inc.

                                 Balance Sheets

                                                              ----------------
                                                                 December 31,
                                                                1998     1999
                                                              -------  -------
(In thousands, except share and per share data)
Assets
Current assets:
  Cash....................................................... $ 1,167  $ 2,108
  Short-term investments.....................................  19,136   18,149
  Accounts receivable, net of allowance for doubtful accounts
   of $260 and $380 in 1998 and 1999, respectively...........   6,171   10,840
  Unbilled revenue under customer contracts..................   1,070    1,150
  Income tax receivable......................................     896      --
  Net current deferred income taxes..........................     334      447
  Prepaid expenses and other current assets..................     572      445
                                                              -------  -------
    Total current assets.....................................  29,346   33,139
Property and equipment, net..................................   4,005    4,677
                                                              -------  -------
Total assets................................................. $33,351  $37,816
                                                              =======  =======
Liabilities and stockholders' equity
Current liabilities:
  Trade payables............................................. $   460  $   925
  Accrued expenses and other current liabilities.............   1,507    2,954
                                                              -------  -------
    Total current liabilities................................   1,967    3,879
Net deferred income taxes....................................     316      515
Stockholders' equity:
Preferred stock, par value $.01 per share, 1,000,000 shares
 authorized and none issued and outstanding..................     --       --
Common stock, par value $.01 per share, 34,000,000 shares
 authorized, 9,293,866 and 9,666,535 shares issued and
 outstanding at December 31, 1998 and 1999, respectively.....      93       97
Additional paid-in capital...................................  29,995   30,491
Deferred compensation........................................     (44)     --
Accumulated other comprehensive income.......................     (69)     (39)
Retained earnings............................................   1,093    2,873
                                                              -------  -------
    Total stockholders' equity...............................  31,068   33,422
                                                              -------  -------
Total liabilities and stockholders' equity................... $33,351  $37,816
                                                              =======  =======

See accompanying notes.

                             PSW Technologies, Inc.

                            Statements of Operations

                                                       ------------------------
                                                     Year ended December 31,
                                                       ------------------------
                                                          1997    1998     1999
                                                       ------- -------  -------
(In thousands, except per share data)
Revenue............................................... $44,118 $39,101  $45,823
Operating expenses:
  Technical staff.....................................  22,479  23,440   25,377
  Selling and administrative staff....................   8,405  10,121    9,034
  Other expenses......................................   7,979   8,933    9,504
  Special compensation expense........................     268      75       16
                                                       ------- -------  -------
Total operating expenses..............................  39,131  42,569   43,931
                                                       ------- -------  -------
Income (loss) from operations.........................   4,987  (3,468)   1,892
Interest income (expense), net........................     431     946    1,018
                                                       ------- -------  -------
Income (loss) before provision (benefit) for income
 taxes................................................   5,418  (2,522)   2,910
                                                       ------- -------  -------
Provision (benefit) for income taxes:
  Nonrecurring charge for termination of Subchapter S
   election...........................................   1,200     --       --
  C Corporation.......................................   1,000  (1,060)   1,130
                                                       ------- -------  -------
Total provision (benefit) for income taxes............   2,200  (1,060)   1,130
                                                       ------- -------  -------
Net income (loss)..................................... $ 3,218 $(1,462) $ 1,780
                                                       ======= =======  =======
Basic earnings (loss) per share.......................         $ (0.16) $  0.19
                                                               =======  =======
Diluted earnings (loss) per share.....................         $ (0.16) $  0.17
                                                               =======  =======
Unaudited pro forma information:
  Historical income before provision for income
   taxes.............................................. $ 5,418
  Pro forma provision for income taxes................   1,900
                                                       =======
  Pro forma net income................................ $ 3,518
                                                       =======
  Pro forma basic earnings per share.................. $  0.48
                                                       =======
  Pro forma diluted earnings per share................ $  0.41
                                                       =======
  Shares used in basic earnings (loss) per share
   calculation........................................   7,384   9,113    9,452
                                                       ======= =======  =======
  Shares used in diluted earnings (loss) per share
   calculation........................................   8,517   9,113   10,501
                                                       ======= =======  =======

See accompanying notes.

                             PSW Technologies, Inc.

                       Statements of Stockholders' Equity

                          -----------------------------------------------------------------------
                                                                                  Other
                            Common Stock                                        Compre-     Total
                          $0.01 Par Value   Additional                          hensive    Stock-
                          -----------------    Paid-in      Deferred  Retained   Income  holders'
                             Shares Amounts    Capital  Compensation  Earnings   (Loss)    Equity
                          --------- ------- ----------  ------------  --------  -------  --------
(In thousands, except
 share data)
Balance at December 31,
 1996...................  5,538,463    $ 55    $ 4,187         $(641)   $ (157)    $--    $ 3,444
 Issuance of common
  stock, net of issuance
  costs of $3,816.......  3,285,500      33     25,698           --        --       --     25,731
 Employee stock purchase
  plan issuance of
  stock.................     53,732       1        410           --        --       --        411
 Exercise of stock
  options...............     83,240       1         31           --        --       --         32
 Reclassification upon
  termination of S
  Corporation status....        --      --        (894)          --        894      --        --
 Tax benefit related to
  stock option
  exercises.............        --      --         182           --        --       --        182
 Forfeiture of stock
  options...............        --      --        (130)          130       --       --        --
 Dividend...............        --      --         --            --     (1,400)     --     (1,400)
 Amortization of
  deferred
  compensation..........        --      --         --            268       --       --        268
 Comprehensive Income:..
 Net income.............        --      --         --            --      3,218      --      3,218
 Net unrealized loss on
  investments...........        --      --         --            --        --       (27)      (27)
                                                                                         --------
 Comprehensive income...        --      --         --            --        --       --      3,191
                          --------- ------- ----------  ------------  --------  -------  --------
Balance at December 31,
 1997...................  8,960,935      90     29,484          (243)    2,555      (27)   31,859
 Employee stock purchase
  plan issuance of
  stock.................     93,747       2        417           --        --       --        419
 Exercise of stock
  options and warrants..    239,184       1         63           --        --       --         64
 Tax benefit related to
  stock option
  exercises.............        --      --         155           --        --       --        155
 Forfeiture of stock
  options...............        --      --        (124)          124       --       --        --
 Amortization of
  deferred
  compensation..........        --      --         --             75       --       --         75
 Comprehensive income:..
 Net loss...............        --      --         --            --     (1,462)     --     (1,462)
 Net unrealized loss on
  investments...........        --      --         --            --        --       (42)      (42)
                                                                                         --------
 Comprehensive income...        --      --         --            --        --       --     (1,504)
                          --------- ------- ----------  ------------  --------  -------  --------
Balance at December 31,
 1998...................  9,293,866      93     29,995           (44)    1,093      (69)   31,068
 Employee stock purchase
  plan issuance of
  stock.................     70,045       1        180           --        --       --        181
 Exercise of stock
  options and warrants..    302,624       3        153           --        --       --        156
 Tax benefit related to
  stock option
  exercises.............        --      --         191           --        --       --        191
 Forfeiture of stock
  options...............        --      --         (28)           28       --       --        --
 Amortization of
  deferred
  compensation..........        --      --         --             16       --       --         16
 Comprehensive income:..
 Net income.............        --      --         --            --      1,780      --      1,780
 Net unrealized gain on
  investments...........        --      --         --            --        --        30        30
                                                                                         --------
 Comprehensive income...        --      --         --            --        --       --      1,810
                          --------- ------- ----------  ------------  --------  -------  --------
Balance at December 31,
 1999...................  9,666,535    $ 97    $30,491         $ --     $2,873     $(39)  $33,422
                          ========= ======= ==========  ============  ========  =======  ========

See accompanying notes.

                             PSW Technologies, Inc.

                            Statements of Cash Flows

                                                   --------------------------
                                                  Year ended December 31,
                                                   --------------------------
                                                       1997     1998     1999
                                                   --------  -------  -------
(In thousands)
Operating activities
Net income (loss)................................. $  3,218  $(1,462) $ 1,780
Adjustments to reconcile net income (loss) to net
 cash provided by (used in) operating activities:
  Special compensation............................      268       75       16
  Depreciation and amortization...................      825    1,100    1,363
  Bad debt expense, net of recoveries.............       45      249       48
Changes in operating assets and liabilities:
  Accounts receivable.............................   (1,367)   1,009   (4,717)
  Due from related party..........................     (258)     --       --
  Unbilled revenue under customer contracts.......     (174)    (652)     (80)
  Prepaid expenses and other current assets.......     (157)    (135)     127
  Trade payables..................................     (420)     (24)     465
  Accrued expenses and other current liabilities..      492     (615)   1,463
  Income taxes....................................      629   (1,206)   1,269
                                                   --------  -------  -------
Net cash provided by (used in) operating
 activities.......................................    3,101   (1,661)   1,734
                                                   --------  -------  -------
Investing activities
Purchase of short-term investments, net...........  (22,497)     --       --
Proceeds from sale of short-term investments,
 net..............................................      --     3,292    1,017
Acquisition of property and equipment.............   (2,646)  (1,782)  (2,147)
                                                   --------  -------  -------
Net cash provided by (used in) investing
 activities.......................................  (25,143)   1,510   (1,130)
                                                   --------  -------  -------
Financing activities
Proceeds from (repayments on) line of credit,
 net..............................................   (5,125)     --       --
Proceeds from issuance of common stock, net of
 issuance costs...................................   26,220      483      337
Dividend paid to S corporation stockholders.......   (1,400)     --       --
                                                   --------  -------  -------
Net cash provided by financing activities.........   19,695      483      337
                                                   --------  -------  -------
Net increase (decrease) in cash...................   (2,347)     332      941
Cash, beginning of year...........................    3,182      835    1,167
                                                   --------  -------  -------
Cash, end of year................................. $    835  $ 1,167  $ 2,108
                                                   ========  =======  =======
Supplemental disclosure of cash flow information
Interest paid..................................... $    137  $    20  $    10
Income taxes paid................................. $  1,571  $   148  $   637
Income taxes recovered............................ $    --   $   --   $   776
Supplemental schedule of non-cash activities
Unrealized gain (loss) on investments............. $    (27) $   (42) $    30
Reduction of income taxes payable associated with
 the exercise of stock options.................... $    182  $   155  $   191
Write-off of fully depreciated property and
 equipment........................................ $    --   $   --   $   112

See accompanying notes.

                             PSW Technologies, Inc.

                         Notes to Financial Statements

1. Nature of Business


We are an e-business services firm that offers strategic consulting skills with deep technology and integration expertise. This combination enables us to utilize existing and new technologies to provide reliable, flexible and scalable e- business solutions. Our alliances with leading Internet and interactive television technology providers allow us to gain a thorough understanding of their products and perspective on other products as well as next-generation technologies. Using our technology insight and skills, we assist our clients to define, design, develop and deploy e-business solutions that enhance their competitive positions.

2. Summary of Significant Accounting Policies

Revenue Recognition
Revenue from time and materials contracts is recognized during the period for which the services are provided.

Revenue from fixed price contracts is recognized using the percentage-of-completion method, measured by the percentage of units of labor incurred to the date of measurement relative to the estimated total units of labor at completion. The cumulative impact of revisions in estimates of the percentage to complete is reflected in the period in which the revisions are made. Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses are determined. Revenue earned in excess of billings is classified as unbilled revenue under customer contracts. Billings in excess of earned revenue are classified as deferred revenue. Revenue excludes reimbursable expenses.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions, including estimates to complete contracts, that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Costs and Expenses
Technical staff expense consists of the cost of (i) salaries, payroll taxes, health insurance and workers' compensation for technical staff personnel assigned to client projects, (ii) unassigned technical staff personnel and
(iii) fees paid to subcontractors for work performed in connection with client projects.

Selling and administrative staff expense consists of (i) the cost of salaries, payroll taxes, health insurance and workers' compensation for selling and administrative personnel and (ii) all commissions and bonuses.

Other expenses consist of all non-staff related costs, such as occupancy costs, travel, business insurance, business development, recruiting, training and depreciation.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash balances, short-term investments and trade accounts receivable. The Company invests its excess cash in highly liquid investments (short-term bank deposits) and places its investments in high quality securities with financial institutions of high credit standing. The Company does not require collateral from its customers. The Company maintains allowances for potential credit losses and such losses were not material for any of the periods presented. The Company's customers are headquartered primarily in North America.

Computer Software Developed or Obtained for Internal Use
The Company has capitalized certain internal costs related to the implementation of computer software obtained for internal use in compliance with the Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" issued by the Accounting Standards Executive Committee of the American Institute of Public Accountants. Internal-use software is capitalized at cost and amortized, when ready for its intended use, over the estimated useful life, generally three years.

                             PSW Technologies, Inc.

2. Summary of Significant Accounting Policies - (Continued)

Depreciation and Amortization
Depreciation and amortization are computed based on the cost of the related assets, using the straight-line method over the estimated useful lives of the assets which range from three to seven years. Leasehold improvements are amortized over the term of the related lease or estimated life of the leasehold improvements, whichever is shorter.

Advertising Expense
The Company expenses advertising costs when incurred. Total advertising expense amounted to approximately $175,000, $50,000 and $45,000 in 1997, 1998 and 1999,
respectively.

Stock-Based Compensation
FASB Statement No. 123, or SFAS No. 123, Accounting for Stock-Based Compensation, prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options. As allowed by SFAS No. 123, the Company has elected to continue to account for its employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, or APB No. 25, Accounting for Stock Issued to Employees.

Income Taxes
Upon formation, in August 1996, the Company elected to be treated as a Subchapter S corporation, under the Internal Revenue Code of 1986 as amended, whereby federal income taxes are the responsibility of the individual stockholders. Accordingly, the Company did not provide for federal income taxes. With the closing of the Company's initial public offering in 1997, the Company's Subchapter S status was terminated and the Company became subject to federal corporate income taxes.

In accordance with Statement of Financial Accounting Standards No. 109, or SFAS No. 109, Accounting for Income Taxes, deferred income taxes were provided for all temporary differences existing at the date of the Company's termination of its Subchapter S status. This statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Earnings Per Share
The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

                                                      ------------------------
                                                      1997(a)    1998     1999
                                                      ------- -------  -------
    Numerator:
      Net income (loss)..............................  $3,518 $(1,462) $ 1,780
                                                      ======= =======  =======
    Denominator:
      Shares used in basic earnings (loss) per share
       calculation...................................   7,384   9,113    9,452
      Effect of dilutive securities:
        Employee stock options.......................     627     --       634
        Warrants.....................................     506     --       415
                                                      ------- -------  -------
      Shares used in diluted earnings (loss) per
       share calculation.............................   8,517   9,113   10,501
                                                      ======= =======  =======
    Basic earnings (loss) per share..................  $ 0.48 $ (0.16) $  0.19
                                                      ======= =======  =======
    Diluted earnings (loss) per share................  $ 0.41 $ (0.16) $  0.17
                                                      ======= =======  =======

(a) Net income and earnings per share amounts are presented on a pro forma basis as if the Company had been subject to federal and state income taxes.

                             PSW Technologies, Inc.

2. Summary of Significant Accounting Policies - (Continued)

Options to purchase 1.74 million shares of Common Stock at an average exercise price of $2.73 per share and warrants to purchase 505,654 shares of Common Stock at an exercise price of $0.04 per share were outstanding at December 31, 1998, but were not included in the computation of diluted net loss per share as its effect would be anti-dilutive.

Pro Forma Earnings Per Share
The unaudited pro forma adjustment on the statement of operations for the year ended December 31, 1997 reflects an adjustment to record a provision for income taxes as if the Company had not been an S corporation.

Segment Information
The Company identifies its operating segments based on geographical location supported by national practices. In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", the Company has aggregated its operating segments for reporting purposes as it operates in a single business segment providing eBusiness professional services.

Recently Issued Accounting Standards
In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, which is effective for fiscal years beginning after June 15, 2000. This statement requires companies to record derivatives on the balance sheet as assets or liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's financial statements for the year ending December 31, 2001. Management believes that this statement will not have a material impact on the Company's financial position or results of operations.

In March 1999, the FASB issued an exposure draft entitled "Accounting for Certain Transactions involving Stock Compensation," which is a proposed interpretation of APB Opinion No. 25. However, the exposure draft has not been finalized. Once finalized and issued, the current accounting practices for transactions involving stock compensation may need to change and such changes could affect the Company's future operating results.

Reclassifications
Certain amounts in the prior year financial statements have been reclassified to conform with the current year presentation.

3. Property and Equipment

Property and equipment consist of the following (in thousands):

                                                            -------------------
                                                            As of December 31,
                                                            -------------------
                                                                 1998      1999
                                                            --------- ---------
    Furniture and fixtures................................. $   1,243 $   1,322
    Computer equipment.....................................     3,440     4,078
    Computer software......................................       860     1,725
    Leasehold improvements.................................       460       632
                                                            --------- ---------
                                                                6,003     7,757
    Less accumulated depreciation and amortization.........     1,998     3,080
                                                            --------- ---------
                                                            $   4,005 $   4,677
                                                            ========= =========

4. Short-term Investments

The Company determines the appropriate classification of investments at the time of purchase and re-evaluates such designation at each balance sheet date. The short-term investments have been classified as available-for-sale and are carried at fair value (quoted market prices), with unrealized holding gains and losses reported as a separate component of stockholders' equity. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization, interest income, realized gains and losses and declines in value judged to be other than temporary are included in net interest and other income.

                             PSW Technologies, Inc.

4. Short-term Investments - (Continued)

Information related to the Company's short-term investments at December 31, 1998 and 1999 are as follows (in thousands):

                                         ---------------------------------------
                                         Amortized Unrealized Unrealized  Market
                                              Cost      Gains     Losses   Value
    December 31, 1998                    --------- ---------- ---------- -------
    Money market funds..................   $ 1,571       $--        $--  $ 1,571
    Government issues...................     2,714        --           4   2,710
    Corporate issues....................    13,294          4         64  13,234
    Commercial paper....................     1,626        --           5   1,621
                                         --------- ---------- ---------- -------
                                           $19,205       $  4       $ 73 $19,136
                                         ========= ========== ========== =======
                                         ---------------------------------------
                                         Amortized Unrealized Unrealized  Market
                                              Cost      Gains     Losses   Value
    December 31, 1999                    --------- ---------- ---------- -------
    Money market funds..................   $ 2,292       $--        $--  $ 2,292
    Corporate issues....................    15,896          3         42  15,857
                                         --------- ---------- ---------- -------
                                           $18,188       $  3       $ 42 $18,149
                                         ========= ========== ========== =======

Gross gains and gross losses on the sale of investments were not significant in 1998 and 1999. Short-term investments are generally comprised of variable rate securities that provide for optional or early redemption within twelve months and the contractual maturities are generally greater than twelve months. As of December 31, 1999, the Company's debt securities all have contractual maturities of less than one year.

5. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

                                                                      ---------
                                                                        As of
                                                                      December
                                                                         31,
                                                                      ---------
                                                                      1998 1999
                                                                      ---- ----
    Prepaid expenses................................................. $328 $354
    Travel and payroll advances......................................    3   49
    Other current assets.............................................  241   42
                                                                      ---- ----
                                                                      $572 $445
                                                                      ==== ====

6. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

                                                                  -------------
                                                                      As of
                                                                  December 31,
                                                                  -------------
                                                                    1998   1999
                                                                  ------ ------
    Accrued vacation............................................. $  320 $  370
    Accrued bonuses..............................................    141    837
    Payroll and other taxes payable..............................    124    201
    Other accrued expenses and current liabilities...............    922  1,546
                                                                  ------ ------
                                                                  $1,507 $2,954
                                                                  ====== ======

7. Significant Customers

One customer and two of its wholly-owned subsidiaries accounted for approximately 39%, 35% and 26% of total revenue for the years ended December 31, 1997, 1998 and 1999, respectively. This customer accounted for approximately 9% of accounts receivable at December 31, 1999. No other customer accounted for more than 10% of revenue in 1997, 1998 or 1999.

                             PSW Technologies, Inc.

8. Stockholders' Equity and Employee Benefit Plans

On February 3, 1997, the Company's Board of Directors approved (a) an 8-for-13 reverse stock split, which was effected on April 2, 1997, (b) an increase in the Company's authorized common stock from 11,250,000 to 34,000,000 shares and
(c) an authorization of 1,000,000 shares of preferred stock of $.01 par value. All common and preferred stock information has been adjusted to reflect the stock split as if such split had taken place at the beginning of the periods presented.

In June 1997, the Company completed an initial public offering of 2,850,000 shares of its authorized but unissued Common Stock at a price to the public of $9.00 per share. In connection with the initial public offering, the Company granted the underwriters of the offering an option to purchase up to 427,500 shares of Common Stock to cover over-allotments. On July 2, 1997, the underwriters exercised their option, purchasing 427,500 shares of the Company's Common Stock. These transactions resulted in total net proceeds from the initial public offering of $25.7 million (after deducting offering expenses and the underwriters discount of approximately $3.8 million). The proceeds of the offering were used to repay indebtedness, to pay certain corporate income tax obligations of the Company and to pay dividends to existing stockholders of the Company in amounts estimated to approximate certain of their 1997 income tax obligations, and for working capital and other general corporate purposes.

As discussed in Note 11, the Company's S corporation status was terminated immediately upon completion of its initial public offering. Additionally, the Company was required to change its method of tax accounting from the cash to accrual method. During 1997, the Company declared and paid a dividend of $1.4 million to the stockholders of the Company prior to the termination of the S corporation status to pay the income taxes for the 1997 taxable earnings of the Company allocated to them. The dividend payment was an estimate based upon numerous assumptions, including taxable income attributable to the conversion from the cash to the accrual method of accounting upon the termination of the Company's S corporation status.

In September 1998, the Company's Board of Directors authorized the repricing of options to purchase 737,495 shares of Common Stock effective as of the close of business on September 29, 1998 to the then fair market value of $1.94 per share. Under the terms of the repricing, the repriced options shall become exercisable in four successive equal annual installments from the September 29, 1998 grant date. The repriced options have a maximum term of ten years measured from this date of grant. The Chief Executive Officer did not participate in the repricing.

At December 31, 1999, the Company has reserved 333,271 shares of Common Stock for issuance in connection with warrants outstanding and 2,947,000 shares of Common Stock for issuance under the Company's stock purchase and stock option plans.

Stock Option Plan
Effective October 1, 1996, the Company's Board of Directors and stockholders approved and adopted the PSW Technologies, Inc. 1996 Stock Option/ Stock Issuance Plan (the "1996 Plan"). The aggregate number of shares issuable under the 1996 Plan has been increased to 3,215,000 shares of the Company's common stock for issuance to employees, directors and consultants of the Company. Incentive stock options as defined in Section 422A of the Internal Revenue Code of 1986 and nonqualified stock options may be issued under the 1996 Plan. The exercise price for incentive stock options may not be less than fair market value on the date of grant, or such greater amount necessary to qualify as an incentive stock option. The options outstanding under the 1996 Plan generally vest in four equal annual installments commencing on the first anniversary of the grant and expire 10 years after the date of grant. Certain of these options are subject to acceleration clauses.

Pursuant to the organization of the Company and the contribution of net assets of the Software Division, the Company granted replacement options for shares of its common stock under the 1996 Plan to its employees who participated in the Pencom Option Plan and the Pencom Option Plan was terminated. The replacement options were granted for the same number of shares and at the same exercise price as those options granted to the employees under the Pencom Option Plan. The grant date determining vesting was the original grant date under the Pencom Option Plan. Under APB No. 25, the difference between the estimated fair market value of the Company's common stock and the options' exercise prices on the date of issuance was determined to be approximately $2,179,000. This charge is being amortized for financial reporting purposes over the vesting period of the options and the amount recognized as expense during the years ended December 31, 1997, 1998 and 1999 amounting to approximately $268,000, $75,000 and
$16,000, respectively, is included in special compensation expense. A deferred tax benefit is recorded for the amortized compensation expense.

                             PSW Technologies, Inc.

8. Stockholders' Equity and Employee Benefit Plans - (Continued)

The following table summarizes stock option activity under the 1996 Plan:

                         ------------------------------------------------------------------------------
                                       Range of Exercise Prices
                         ---------------------------------------------------------
                             $0.04-              $2.75-
                              $2.65               $9.00          $10.25-$20.00            Total
                         ------------------ ------------------- ------------------ --------------------
                                   Weighted            Weighted           Weighted             Weighted
                           Number   Average    Number   Average   Number   Average     Number   Average
                               of  Exercise        of  Exercise       of  Exercise         of  Exercise
                           shares     Price    shares     Price   shares     Price     shares     Price
                         --------  -------- ---------  -------- --------  -------- ----------  --------
Balance at December 31,
 1997...................  506,572     $0.43   717,757     $6.16  175,801    $12.35  1,400,130     $4.86
Granted during the year
 (a)....................  780,745      1.96   983,082      4.77   12,800     11.15  1,776,627      3.59
Exercised during the
 year................... (229,452)     0.11    (7,732)     4.98      --        --    (237,184)     0.27
Cancelled during the
 year (a)...............  (72,896)     1.50  (963,760)     6.40 (163,665)    12.31 (1,200,321)     6.90
                         --------  -------- ---------  -------- --------  -------- ----------  --------
Balance at December 31,
 1998...................  984,969      1.63   729,347      3.98   24,936     11.76  1,739,252      2.73
Granted during the
 year...................   71,603      2.63 1,173,662      3.83  220,500     14.06  1,465,765      5.32
Exercised during the
 year................... (120,560)     0.86    (9,666)     4.79      --        --    (130,226)     1.15
Cancelled during the
 year................... (365,838)     1.96  (164,722)     3.98      --        --    (530,560)     2.59
Balance at December 31,
 1999...................  570,174     $1.71 1,728,621     $3.88  245,436    $13.88  2,544,231     $4.34
                         ========  ======== =========  ======== ========  ======== ==========  ========
Exercisable at December
 31, 1997...............  380,883     $0.20   130,693     $4.19    4,723    $13.08    516,299     $1.33
                         ========  ======== =========  ======== ========  ======== ==========  ========
Exercisable at December
 31, 1998...............  203,536     $0.46   149,093     $4.55   17,994    $11.75    370,623     $2.65
                         ========  ======== =========  ======== ========  ======== ==========  ========
Exercisable at December
 31, 1999...............  258,421     $1.43   337,293     $4.06   19,036    $11.87    614,750     $3.20
                         ========  ======== =========  ======== ========  ======== ==========  ========
Weighted average fair
 value of options
 granted during 1999....              $2.63               $3.83             $14.06                $5.32
                                   ========            ========           ========             ========
Weighted average
 remaining contractual
 life in years, at
 December 31, 1999......               7.89                8.83               9.78                 8.71
                                   ========            ========           ========             ========

(a) Amount includes 737,495 shares pertaining to options repriced in September 1998.

Warrants
In connection with the spin-off of the Company from Pencom in October 1996, the Company issued 5,538,463 shares of common stock and warrants to purchase an aggregate of 507,669 shares of common stock at an exercise price of $0.04 per share. As of December 31, 1999, there were 333,271 warrants outstanding. The warrants may be exercised in whole or in part, at any time prior to October 1, 2006. In exchange for the shares and warrants issued, PSW received an assignment of a 26.67% interest in the proceeds to be received from the accounts receivable as of September 30, 1996 and substantially all the other assets and liabilities.

Employee Stock Purchase Plan
On February 3, 1997, the Board of Directors adopted the Company's Employee Stock Purchase Plan (the "Purchase Plan") that allows eligible employees to purchase shares of Common Stock, at semi-annual intervals, through periodic payroll deductions under the Purchase Plan. A reserve of 400,000 shares of common stock has been established for this purpose. The stockholders of the Company approved the Purchase Plan on March 17, 1997.

The Purchase Plan incorporates a series of successive offering periods, each generally with a duration of six months. The initial purchase period began on the date of the initial public offering and ended on October 31, 1997. Thereafter, purchase periods begin on the first business day in November and May of each year and end on the last business day of April and October, respectively. Shares of Common Stock are purchased for each participant at the end of each purchase period. The Company sold 53,732, 93,747 and 70,045 shares of Common Stock to employees through the Purchase Plan in 1997, 1998 and 1999, respectively.

Payroll deductions may not exceed 15% of base salary for each purchase period and each employee's purchases are limited to 500 shares per purchase period. The purchase price per share is eighty-five percent of the lower of (a) the fair market

                             PSW Technologies, Inc.

8. Stockholders' Equity and Employee Benefit Plans - (Continued)

value of the Common Stock on the start date of the purchase period or (b) the fair market value at the end of the semi-annual purchase period. The Purchase Plan will terminate on the last business day of April, 2007.

Employee Retirement Plan
The Company maintains a defined contribution plan (the "Plan") pursuant to
Section 401(k) of the Internal Revenue Code for employees who are at least 21 years of age. Eligible employees can elect to reduce their current compensation up to the statutory prescribed limit and have the amount of such reduction contributed to the Plan. The Plan also allows for the Company to make contributions on behalf of eligible employees. The Company contributed approximately $132,000 and $180,000 to the Plan in 1998 and 1999, respectively. No contributions were made to the Plan in 1997 by PSW.

                             Pro Forma Information

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for option grants under the 1996 Plan and purchases of Common Stock under the Purchase Plan using the fair value method of that Statement. The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                    -------------------------
                                                       1997     1998     1999
                                                     Option   Option   Option
                                                     Grants   Grants   Grants
    Assumption                                      -------  -------  -------
    Risk-free interest rate........................    6.34%    6.00%    6.00%
    Dividend yield.................................       0%       0%       0%
    Volatility factor of the market price of the
     Company's common stock........................   0.521    0.771     1.14
    Average life................................... 6 years  6 years  6 years

For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except per share data):

                                                     -------------------------
                                                    Year ended December 31,
                                                     -------------------------
                                                        1997     1998     1999
                                                     ------- --------  -------
    Pro forma stock-based compensation expense...... $ 1,074 $  2,175  $ 2,986
    Pro forma net income (loss)..................... $ 2,693 $ (4,697) $   (41)
    Pro forma basic earnings (loss) per share....... $  0.36 $  (0.52) $     0
    Pro forma diluted earnings (loss) per share..... $  0.32 $  (0.52) $     0

                             PSW Technologies, Inc.

9. Related Party Transactions

The Company utilizes non-exclusive recruiting services provided by Pencom. Two of Pencom's majority shareholders and its chief financial officer are members of the Board of the Company (one of whom is the chairman of the Board). Management believes that the terms and fees paid in connection with such recruiting services are comparable to agreements maintained by the Company with other unrelated recruiting firms and will continue to use these recruiting services on a non-exclusive basis pursuant to an agreement entered into with Pencom. In addition, certain expenses were allocated by Pencom to the Company in 1997. Management believes that the allocations were reasonable. Services provided and rental expenses allocated to PSW were as follows (in thousands):

                                                     -------------------------
                                                      Year ended December 31,
                                                     -------------------------
                                                       1997     1998     1999
                                                     -------- -------- -------
    Services performed by related party:
    Recruiting services............................. $     60 $    --  $    53
    Contracted technical services...................        9       62
    Legal and accounting............................       28      --       --
    Allocated expenses:
    Rent............................................       37      --       --
                                                     -------- -------- -------
      Total related party expenses.................. $    134 $     62 $    53
                                                     ======== ======== =======

10. Commitments

The Company leases its office space through noncancellable operating lease arrangements, which contain escalating lease payments. Future minimum rental commitments are as follows:

           Years ending December 31 (Amounts in thousands):
           2000............................................   $2,207
           2001............................................    2,043
           2002............................................    1,937
           2003............................................    1,877
           2004............................................      387
           Thereafter......................................       26
                                                              ------
             Total.........................................   $8,477
                                                              ======

Minimum future rentals receivable under the noncancelable operating subleases at December 31, 1999 amounted to $850,000.

The premises previously occupied by the Company in Texas were leased by Pencom. In connection with the office relocation in January 1997, the Company transferred leasehold improvements with a net book value of approximately $69,000 to Pencom. Pencom has subleased these premises. However, the Company entered into an agreement with Pencom to guarantee Pencom's sublease income. Future minimum sub-lease rental income that the Company has guaranteed is $285,000 for the year ended 2000 as the lease ends in September 2000.

Rent expense for the years ended December 31, 1997, 1998 and 1999 was approximately $1,258,000, $1,566,000 and $1,673,000, respectively.

11. Income Taxes

From commencement through June 5, 1997, the Company had elected to be treated as an S Corporation under Subchapter S of the Internal Revenue Code of 1986, as amended. As such, federal income taxes attributable to income through June 5, 1997, were the responsibility of the individual stockholders.

As a result of the initial public offering in June of 1997, the Company's Subchapter S status was terminated for federal and state tax purposes and the Company recorded a deferred tax charge against income of approximately $1,200,000 for the

                             PSW Technologies, Inc.

11. Income Taxes - (Continued)

cumulative differences between the financial reporting and income tax basis of certain assets and liabilities existing at that date. Additionally, the Company was required to change its method of accounting from the cash basis to the accrual basis for income tax reporting purposes.

The Company's stockholders were obligated to pay the 1997 income taxes related to the period up to the completion of the offering. The Company declared and paid a dividend of $1,400,000 to its stockholders of record immediately prior to the completion of the public offering for the amount estimated to approxi-mate the 1997 income taxes payable by the stockholders.

The pro forma disclosures on the statements of operations reflect adjustments to record provisions for income taxes as if the Company had not been an S Corporation.

Significant components of the provision (benefit) for income taxes are as follows:

                                                                 ---------------
                                                                   1998    1999
                                                                 -------  ------
    Current:
      Federal................................................... $  (505) $  959
      State.....................................................     (44)     85
                                                                 -------  ------
      Total current.............................................    (549)  1,044
    Deferred:
      Federal...................................................    (470)     79
      State.....................................................     (41)      7
                                                                 -------  ------
        Total deferred..........................................    (511)     86
                                                                 -------  ------
                                                                 $(1,060) $1,130
                                                                 =======  ======

The Company's effective tax rate from continuing operations differs from the U.S. statutory income tax rate as set forth below:

                                         -------------------------------------
                                         Pro forma   Historical
                                              1997         1997    1998   1999
                                         ---------   ----------   -----   ----
    U.S. statutory income tax rate.....       34.0%        34.0%  (34.0)% 34.0%
    State taxes, net of federal income
     tax benefit.......................        4.0%         3.8%   (3.4)%  3.1%
    Permanent differences..............       (3.0)%       (0.7)%  (4.8)%  1.4%
    Nonrecurring charge due to
     Subchapter S termination..........        --          22.1%    --     --
    S Corporation income not subject to
     tax...............................        --         (20.7)%   --     --
    Other..............................        --           2.1%    0.2%   0.3%
                                         ---------   ----------   -----   ----
    Effective tax rate.................       35.0%        40.6%  (42.0)% 38.8%
                                         =========   ==========   =====   ====

                             PSW Technologies, Inc.

11. Income Taxes - (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes as of December 31 are as follows:

                                                                    ----------
                                                                    1998  1999
                                                                    ----  ----
    Deferred tax assets:
    Allowances and reserves........................................ $122  $146
    Accrued expenses...............................................  278   274
    Stock option compensation expense..............................  286   176
    Deferred revenue...............................................  --     46
                                                                    ----  ----
    Total deferred tax assets......................................  686   642
    Deferred tax liabilities:
    Fixed assets................................................... (263) (239)
    Prepaid expenses and other..................................... (405) (471)
                                                                    ----  ----
    Total deferred tax liabilities................................. (668) (710)
                                                                    ----  ----
    Net deferred tax assets (liabilities).......................... $ 18  $(68)
                                                                    ====  ====

The exercise of certain stock options which have been granted under the Company's stock option plan give rise to compensation which is includable in the taxable income of the applicable option holder and deductible by the Company for federal and state income tax purposes. Any realized tax benefit arising from exercised options in excess of the benefit previously recorded, as discussed in Notes 8 and 12, is credited to additional paid-in capital.

12. Comprehensive Income

As of January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or stockholders' equity. SFAS No. 130 requires unrealized gains or losses on the Company's available-for-sale securities, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income.

The components of comprehensive income for the years ended 1997, 1998 and 1999 are as follows:

                                                      ------------------------
                                                      1997(a)   1998     1999
                                                      -------  -------  ------
    Net income (loss)...............................  $3,518   $(1,462) $1,780
    Unrealized gain (loss) on short-term invest-
     ments..........................................     (41)      (74)     52
    Income tax (expense) benefit related to items of
     other comprehensive income.....................      14        32     (22)
    Comprehensive income (loss).....................  $3,491   $(1,504) $1,810

(a) Net income and comprehensive income amounts are presented on a pro forma basis as if the Company had been subject to federal and state income taxes.

The components of accumulated other comprehensive income at December 31, 1998 and 1999 are as follows:

                                                                    ----------
                                                                    1998  1999
                                                                    ----  ----
    Unrealized loss on short-term investments...................... $(69) $(39)
                                                                    ====  ====

                             PSW Technologies, Inc.

13. Quarterly Information (Unaudited)

Summarized quarterly financial information for 1997, 1998 and 1999 is as follows (in thousands, except per share amounts):

                                  --------------------------------------------
                                               Quarter ended
                                  --------------------------------------------
                                  March 31  June 30  September 30  December 31
                                  --------  -------  ------------  -----------
1997
  Total revenues.................  $10,307  $10,702       $11,258      $11,851
  Operating income...............    1,057    1,177         1,417        1,336
  Pro forma net income...........      600      721         1,111        1,086
  Pro forma diluted earnings per
   share.........................  $  0.09  $  0.10       $  0.11      $  0.11
  Shares used in diluted earnings
   per share calculation.........    6,740    7,290         9,973       10,063
1998
  Total revenues.................  $ 9,758  $ 9,867       $ 9,255      $10,221
  Operating loss.................     (564)    (433)       (2,415)         (56)
  Net income (loss)..............     (212)    (210)       (1,130)          90
  Diluted earnings (loss) per
   share.........................  $ (0.02) $ (0.02)      $ (0.12)     $  0.01
  Shares used in diluted earnings
   (loss) per share calculation..    8,990    9,057         9,146       10,053
1999
  Total revenues.................  $10,394  $11,006       $11,632      $12,791
  Operating income...............        2      227           575        1,088
  Net income.....................      152      284           514          830
  Diluted earnings per share.....  $  0.01  $  0.03       $  0.05      $  0.08
  Shares used in diluted earnings
   per share calculation.........   10,230   10,202        10,549       11,022

14. Subsequent Events (unaudited)

On February 22, 2000, the Board of Directors adopted and approved the 2000 Non-Officer Stock Option/Stock Issuance Plan and reserved 250,000 shares of common stock for issuance thereunder.

In March 2000, the Company's Board of Directors authorized management to file a registration statement on form S-3 with the Securities and Exchange Commission to permit the Company to sell shares of its common stock to the public.

                                    Part II

                     Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD fee and the Nasdaq National Market listing fee.

     SEC registration fee............................................. $ 40,322
     NASD fee.........................................................   30,500
     Nasdaq National Market listing fee...............................   17,500
     Printing and engraving expenses..................................  175,000
     Legal fees and expenses..........................................  125,000
     Accounting fees and expenses.....................................   75,000
     Blue sky fees and expenses.......................................   10,000
     Transfer agent fees..............................................   15,000
     Miscellaneous....................................................  180,000
                                                                       --------
       Total.......................................................... $668,322
                                                                       ========

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of PSW may and, in certain cases, must be indemnified by PSW against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of PSW. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to PSW, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

Article VIII of PSW's certificate of incorporation, as amended, provides that no director of PSW shall be liable to PSW or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Article IX of PSW's certificate of incorporation, as amended, also provides that PSW shall indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at PSW's request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

Reference is made to Section 7 of the underwriting agreement to be filed as
Exhibit 1.1 hereto, pursuant to which the Underwriters have agreed to indemnify officers and directors of PSW and the selling stockholders against certain liabilities under the Securities Act.

PSW has entered into Indemnity Agreements with each director of PSW. Pursuant to such agreements, PSW will be obligated, to the extent permitted by applicable law, to indemnify such directors against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors of PSW or assumed certain responsibilities at the direction of PSW. PSW also maintains directors and officers liability insurance.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

  1.1*   Form of Underwriting Agreement.

  4.1**  Specimen Common Stock Certificate.

  5.1    Opinion of Brobeck, Phleger & Harrison LLP.

 23.1*** Consent of Independent Auditors, Ernst & Young LLP.

 23.2    Consent of Brobeck, Phleger & Harrison LLP. Reference is made to
         Exhibit 5.1.

 24.1*** Power of Attorney (see page II-3).

* To be included by amendment.
** Incorporated herein by reference to the Company's Registration Statement on Form S-1 (File No. 333-21565).

*** Previously filed as an exhibit to this Registration Statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on March 23, 2000.

                                       PSW Technologies, Inc.

                                              /s/ Timothy D. Webb
                                       By: ____________________________________
                                                    Timothy D. Webb
                                         President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ Timothy D. Webb             President, Chief Executive   March 23, 2000
______________________________________  Officer and Director
           Timothy D. Webb              (principal executive
                                        officer)

      /s/ Keith D. Thatcher*           Chief Financial Officer,     March 23, 2000
______________________________________  Vice President of Finance
          Keith D. Thatcher             and Treasurer (principal
                                        financial officer)

     /s/ Kasaundra L. Smith*           Controller (principal        March 23, 2000
______________________________________  accounting officer)
          Kasaundra L. Smith

        /s/ Wade E. Saadi*             Chairman of the Board        March 23, 2000
______________________________________
            Wade E. Saadi

    /s/ Edward C. Ateyeh, Jr.*         Director                     March 23, 2000
______________________________________
        Edward C. Ateyeh, Jr.

      /s/ Thomas A. Herring*           Director                     March 23, 2000
______________________________________
          Thomas A. Herring

        /s/ W. Frank King*             Director                     March 23, 2000
______________________________________
            W. Frank King

      /s/ Kevin B. Kurtzman*           Director                     March 23, 2000
______________________________________
          Kevin B. Kurtzman

      /s/ Michael J. Maples*           Director                     March 23, 2000
______________________________________
          Michael J. Maples

 /s/ Timothy D. Webb

*By: _____________________

     Timothy D. Webb

     Attorney-in-Fact